United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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☐	Preliminary proxy statement

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☑	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12
Brightpoint, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than Registrant)
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March 31, 2010
Dear Shareholder:
     You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Brightpoint, Inc. that will be held on Tuesday, May 11, 2010, at 9:00 a.m. local time, at Brightpoint’s Corporate headquarters located at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278.
     As permitted by rules adopted by the United States Securities and Exchange Commission, we are mailing to many of our shareholders a notice, instead of a paper copy, of this proxy statement and our 2009 Annual Report to Shareholders. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report to Shareholders and a proxy card. We believe that this process will provide our shareholders with easier access to these proxy materials, reduce the costs of printing and distributing our proxy materials and conserve environmental resources.
     At the annual meeting you will be asked to vote on proposals to (1) elect as Class I directors the nominees specified in the accompanying proxy statement, and (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. In addition, you will be asked to act on such other business as may properly come before the annual meeting.
     Your board of directors believes that each of the foregoing proposals is in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” each of such proposals.
     Enclosed is a notice of annual meeting and proxy statement containing detailed information concerning the foregoing proposals. Whether or not you plan to attend the annual meeting, we urge you to read this material carefully and encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.
     Thank you and I look forward to seeing you at the meeting.
Sincerely yours,

Robert J. Laikin
Chairman of the Board and
Chief Executive Officer

GENERAL INFORMATION
AVAILABILITY OF PROXY STATEMENT AND QUESTIONS AND ANSWERS ABOUT THE PROPOSALS TO BE VOTED UPON AND THE VOTING PROCEDURES
PROPOSAL 1:
TO ELECT THREE CLASS I DIRECTORS
MANAGEMENT OF BRIGHTPOINT
OTHER INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS
REPORT OF AUDIT COMMITTEE
PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT FEES AND RELATED MATTERS
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
WHERE YOU CAN FIND MORE INFORMATION
OTHER INFORMATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF BRIGHTPOINT, INC.
TO BE HELD ON MAY 11, 2010

To the Shareholders of Brightpoint, Inc.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Brightpoint, Inc., an Indiana corporation, will be held on May 11, 2010, at 9:00 a.m. local time, at Brightpoint’s Corporate headquarters located at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, to consider and vote upon the following matters, as explained more fully in the accompanying proxy statement:
1.	a proposal to elect three Class I directors, each to hold office until Brightpoint’s Annual Meeting of Shareholders to be held in 2013;

2.	a proposal to ratify the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	any other matters properly brought before the annual meeting, including approval of any adjournment or postponement of the meeting.
     A live webcast of the annual meeting can be accessed through the “Investors” section of Brightpoint’s website at www.brightpoint.com. A written report of the results of the annual meeting will be posted on Brightpoint’s website following the annual meeting.
     Only shareholders of record at the close of business on March 19, 2010 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Whether or not you attend the meeting, it is important that your shares be represented and voted.

     Your board of directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the annual meeting is in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” such nominees. Further, the board believes that the ratification of the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm is in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” such proposal.
By Order of the Board of Directors,

Steven E. Fivel
Executive Vice President, General Counsel and Secretary
Indianapolis, Indiana
March 31, 2010
     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE ENSURE YOU TAKE THE TIME TO CAST YOUR VOTE.
     YOU MAY VOTE BY SUBMITTING YOUR PROXY BY TELEPHONE, THE INTERNET OR MAIL. IF YOU ARE A REGISTERED SHAREHOLDER AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKER AND WANT TO VOTE YOUR SHARES IN PERSON AT THE MEETING, PLEASE CONTACT YOUR BANK OR BROKER TO OBTAIN A LEGAL PROXY.

BRIGHTPOINT, INC.

2010 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2010
GENERAL INFORMATION
     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on May 11, 2010, at 9:00 a.m. local time, at Brightpoint’s Corporate headquarters located at 7635 Interactive Way, Suite 200, Indianapolis Indiana 46278, including any adjournments or postponements thereof. At the annual meeting, Brightpoint shareholders will have the opportunity to consider and vote upon the proposals set forth in the accompanying notice to shareholders, including the following, each of which is discussed in further detail elsewhere in this proxy statement:
•	the election of three Class I directors to serve as such commencing immediately following the annual meeting and until the annual meeting of shareholders in 2013;

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	any other matters properly brought before the annual meeting, including approval of any adjournment or postponement of the meeting.
     The board of directors of Brightpoint has unanimously approved each of the foregoing proposals and unanimously recommends that Brightpoint shareholders vote “FOR” each of the proposals set forth above, each as outlined elsewhere in this proxy statement.
     A live webcast of the annual meeting can be accessed through the “Investors” section of Brightpoint’s website at www.brightpoint.com and it is anticipated that our executive officers and certain directors will be present at the annual meeting.
     Proxies in the accompanying form, duly executed and returned to Brightpoint’s management and not revoked, will be voted at the annual meeting. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to Brightpoint’s corporate secretary, or by personally withdrawing the proxy at the annual meeting and voting in person.
     Unless otherwise indicated, all references in this proxy statement to “we,” “us,” “our,” “our company,” or “the company” refer to Brightpoint, Inc. and its consolidated subsidiaries.

AVAILABILITY OF PROXY STATEMENT AND QUESTIONS AND ANSWERS ABOUT THE
PROPOSALS TO BE VOTED UPON AND THE VOTING PROCEDURES
     Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the United States Securities and Exchange Commission (sometimes referred to as the SEC), Brightpoint is making this proxy statement and its annual report available to its shareholders electronically via the Internet. On March 31, 2010, we mailed to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. The notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Q.	What am I voting on?

A.	You are being asked to vote on two proposals at this year’s annual meeting:

Proposal 1 — to elect three Class I directors (Eliza Hermann, Robert J. Laikin, and Cynthia L. Lucchese) to serve as such commencing immediately following our May 2010 annual meeting and until our annual meeting of shareholders in 2013;

Proposal 2 — to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

In addition, you may be asked to consider and vote upon other matters that may properly come before the annual meeting, including approval of any adjournment or postponement of the meeting.

Q.	Who is entitled to vote at the annual meeting?

A.	Shareholders of record as of the close of business on March 19, 2010, the record date, are entitled to vote on each of the proposals at the annual meeting. Each shareholder is entitled to one vote per each share of our common stock held by such shareholder on the record date with respect to each proposal.

Q.	How do I vote?

A.	Shareholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:
•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the notice or the printed proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the notice or the printed proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 10, 2010.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

Q.	How may I revoke or change my vote?

A.	You have the right to revoke your proxy any time before the meeting by (a) notifying Brightpoint’s corporate secretary of your revocation or (b) returning a later-dated proxy. The last vote received chronologically will supersede any prior vote. You may also revoke your proxy by voting in person at the annual meeting. Attendance at the meeting, without voting at the meeting, will not in and of itself serve as a revocation of your proxy.

Q.	What does it mean if I receive more than one notice or set of proxy materials?

A.	It may mean that you are the registered holder of shares in more than one account. You may call our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449, if you have any questions regarding the share information or your address appearing on the notice or proxy materials.

Q.	What is Householding?

A.	The SEC’s Householding rule affects the delivery of our annual disclosure documents (such as annual reports, proxy statements, notices of internet availability of proxy materials and other information statements) to shareholders. Under this rule, we are allowed to deliver a single set of our annual report and proxy statement to multiple shareholders at a shared address or household, unless a shareholder at that shared address delivers contrary instructions to us through our transfer agent, American Stock Transfer & Trust Company. Each shareholder will continue to receive a separate proxy card or voting instruction card even when a single set of materials is sent to a shared address under the Householding rule. The Householding rule is designed to reduce the expense of sending multiple disclosure documents to the same address.

If you are a registered shareholder and you want to request a separate copy of this proxy statement or accompanying annual report, you may send a request to Brightpoint Inc. at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, Attention: Investor Relations and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact our transfer agent, American Stock Transfer & Trust. Our 2009 annual report and this proxy statement are also available through our website at www.brightpoint.com.

Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting American Stock Transfer & Trust in the manner set forth above.

Q.	Who will count the votes?

A.	It is expected that a vice president of Brightpoint will tabulate the votes and act as the inspector of election.

Q.	What constitutes a quorum?

A.	A majority of the outstanding shares, present or represented by proxy, of Brightpoint’s common stock will constitute a quorum for the annual meeting. As of the record date, there were 70,112,982 shares of Brightpoint common stock, $.01 par value per share, issued and outstanding.

Q.	How many votes are needed for Proposal 1 — the election of the three Class I directors?

A.	Assuming a quorum is present, the three Class I directors will be elected by a plurality of the votes cast at the annual meeting, meaning the three nominees receiving the highest number of votes will be elected as directors. Only votes cast for a nominee will be counted, except that a properly executed proxy that does not specify a vote with respect to the nominees will be voted for the three nominees whose names are printed on the proxy card (Eliza Hermann, Robert J. Laikin, and Cynthia L. Lucchese). Because the vote on this proposal is determined by a plurality of the votes cast, neither abstentions nor broker non-votes (as described below) will have any effect on the election of directors.

Q.	How many votes are needed to approve the other Proposal?

A.	Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Brightpoint common stock represented at the annual meeting, either in person or by proxy, and entitled to vote at the annual meeting is required for Proposal 2 to pass. As described below, for this proposal, abstentions and broker-non votes will have the same effect as a vote against the proposal.

Q.	What happens if I abstain from voting?

A.	If an executed proxy card is returned and the shareholder has explicitly abstained from voting on any proposal, the shares represented by the proxy will be considered present at the annual meeting for the purpose of determining a quorum. In addition, while they will not count as votes cast in favor of the proposal, they will count as votes cast on the proposal. As a result, other than with respect to Proposal 1, which will be determined by a plurality of the votes cast, an abstention on a proposal will have the same effect as a vote against the proposal.

Q.	What is a “broker non-vote”?

A.	A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions. While broker non-votes will be counted for the purposes of determining whether a quorum exists at the annual meeting, they will not be considered to have voted on any of the proposals on which such instructions have been withheld. In the case of those proposals requiring a majority vote in favor of the proposal, they will have the same effect as a vote against the proposal.

Q.	Who bears the cost of soliciting of proxies?

A.	The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing the notice and, as applicable, this proxy statement, the proxy and any additional soliciting material furnished to shareholders, will be borne by us. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

PROPOSAL 1:
TO ELECT THREE CLASS I DIRECTORS
General
     Our by-laws provide that our board of directors be divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. At this year’s annual meeting, three Class I directors will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2013. Based upon the review of and recommendation by our board’s Corporate Governance and Nominating Committee, the board has nominated Eliza Hermann, Robert J. Laikin and Cynthia L. Lucchese to serve as Class I directors.
     In July 2009, Jorn Jensen and Jan Gesmar-Larsen resigned from the board of directors in connection with the company’s purchase of shares from NC Telecom Holding A/S (“NC Holding”) and in accordance with the terms of the shareholder agreement entered into between the company and NC Holding upon the closing of the company’s purchase of Dangaard Telecom A/S. In October 2009 Thorlief Krarup resigned from the board of directors in connection with the purchase by the company of shares from NC Holding and under the Settlement Agreement entered into between the company and NC Holding that extinguished NC Holding’s right to designate candidates for consideration by the Corporate Governance and Nominating Committee of Brightpoint’s board of directors. Cynthia L. Lucchese and Gov. Thomas J. Ridge were approved as directors and joined the board of directors in August 2009 and September 2009, respectively.
     Each of the directors will be elected to serve during his or her term until a successor is elected and qualified or until the director’s earlier resignation or removal.
     At this year’s annual meeting, the proxies granted by shareholders will be voted individually for the election, as directors of Brightpoint, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. Effective January 1, 2010, your broker is no longer permitted to vote on your behalf with respect to the election of the directors unless you affirmatively provide your broker with instructions as to how you wish to vote your shares. You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this proxy statement. If, at the time of the annual meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the board recommends. The board has no reason to believe that any nominee will be unable or decline to serve as a director.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

Nominees to be Elected as Class I Directors at This Year’s Annual Meeting
     The following table sets forth for each nominee, his or her age, a brief description of his or her principal occupation and business experience during the past several years, certain other directorships held and how long he or she has been a director of Brightpoint. None of the nominees, except Robert J. Laikin who is the company’s Chief Executive Officer, is employed by Brightpoint or any entity that is an affiliate of Brightpoint:
Nominees for Class I Directors
(Term expires in 2013)

Name of director	Age	Principal occupation and other information
Eliza Hermann	48	Ms. Hermann has been a member of our board of directors since January 2003, and is currently chairperson of our Compensation and Human Resources Committee and a member of our Corporate Governance and Nominating Committee. She also serves as a Non-Executive Director on the board of the National Health Service for Hertfordshire in the UK, where she is chairperson of the Finance and Performance Committee, and she holds a Crown appointment as an independent Civil Service Commissioner. She was formerly employed by BP plc from 1985-2008 where she served most recently as Vice President Human Resources at global headquarters for 7 years, and was previously part of the business leadership in the oil and gas exploration and production division for over 10 years. She has particular experience in developing and implementing business strategy, emerging market entry, mergers and acquisitions including pre deal due diligence and post deal integration, and in all aspects of human resources. Throughout her career she has focused on international business, having led projects in over 20 countries in Asia, Europe, the Middle East, the countries of the former Soviet Union, and in North and South America. She was instrumental in the establishment of several Joint Ventures in Russia and Central Asia, and during the late 1990’s she was integrally involved in the merger of British Petroleum and Amoco Corporation, participating in the organization design and cultural integration of the two companies.

Robert J. Laikin	46	Mr. Laikin, founder of Brightpoint, has served as a member of our board of directors since its inception in August 1989 and serves on its Strategy Committee. Mr. Laikin has been Chairman of the Board and Chief Executive Officer of Brightpoint since January 1994. Mr. Laikin was President of Brightpoint from June 1992 until September 1996 and Vice President and Treasurer of Brightpoint from August 1989 until May 1992. From July 1986 to December 1987, Mr. Laikin was Vice President and, from January 1988 to February 1993, President of Century Cellular Network, Inc., a company engaged in the retail sale of cellular telephones and accessories.

Name of director	Age	Principal occupation and other information
Cynthia L. Lucchese	49	Ms. Lucchese has been a member of our board of directors since August 2009 and is a member of our Audit Committee. Ms. Lucchese was elected Senior Vice President and Chief Financial Officer of Hillenbrand effective February 2008. From 2005 to 2007, she served as Senior Vice President and Chief Financial Officer for Thoratec Corporation. Prior to that, she worked 10 years for Guidant Corporation, now a part of Boston Scientific Corporation, in a variety of senior finance roles, including Vice President and Treasurer, Corporate Controller and Chief Accounting Officer, and Vice President of Finance and Administration of the Guidant Sales Corporation. Ms. Lucchese also serves on the Audit Committee of the Indiana Sports Corporation, a not-for-profit entity.
Incumbent Class II and Class III Directors
     The following two tables set forth similar information with respect to incumbent Class II and Class III directors who are not nominees for election at the annual meeting:
Class II Directors
(Term expires in 2011)

Name of director	Age	Principal occupation and other information
Marisa E. Pratt	45	Ms. Pratt has served as a member of our board of directors since January 2003 and is currently a member of our Audit Committee. Since 2009, Ms. Pratt has held the position of Senior Director of Global Finance at IHS Inc. Prior to that, Ms. Pratt was employed by Eli Lilly and Company, a pharmaceutical company, in various finance and treasury related positions. Ms. Pratt served as Vice President of Corporate Services and Chief Financial Officer of Eli Lilly Canada beginning in October of 2002 and she also served as a member of Eli Lilly Canada’s Senior Management team and as the Product Team’s Director of Finance.

Name of director	Age	Principal occupation and other information
Richard W. Roedel	60	Mr. Roedel has served as a member of our board of directors and as chairman of our Audit Committee since October 2002 and currently serves as a member of our Corporate Governance and Nominating Committee. Mr. Roedel is a director, and chairman of the Audit Committee of Sealy Corporation, Lorillard, Inc. and Broadview Network Holdings, Inc., and is a director and member of the Audit Committee of IHS Inc. and Luna Innovations Incorporated, where he also serves as non-executive chairman. He is also a director of the Association of Audit Committee Members, Inc., a non-profit organization. Mr. Roedel was a director and chairman of the Audit Committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG. Mr. Roedel served in various capacities while with Take-Two Interactive Software, Inc. from November 2002 to June 2005, including as its chairman and chief executive officer. From 1999 to 2000, Mr. Roedel was chairman and chief executive officer of the accounting firm BDO Seidman LLP, the United States member firm of BDO International. Before becoming chairman and chief executive officer, he was the managing partner of BDO Seidman’s New York metropolitan area from 1994 to 1999, the managing partner of its Chicago office from 1990 to 1994 and an audit partner from 1985 to 1990. Mr. Roedel is a certified public accountant.
Class III Directors
(Term to expire in 2012)

Name of director	Age	Principal occupation and other information
Gov. Thomas J. Ridge	64	Governor Ridge has served as a member of our board of directors since September 2009 and is a member of our Strategy Committee. Governor Ridge is President and Chief Executive Officer of Ridge Global, LLC, Washington, D.C., a global strategic consulting company. He has held that position since July 2006. From April 2005 to July 2006, he was President and Chief Executive Officer of Thomas Ridge LLC. From October 2001 to February 2005, Governor Ridge was Secretary of the U.S. Department of Homeland Security. Prior to his service as Secretary of Homeland Security, he was Governor of Pennsylvania from 1995 to 2001. He is a director of The Hershey Company, Exelon Corporation and Vonage Holdings Corp.

Name of director	Age	Principal occupation and other information
Jerre L. Stead	67	Mr. Stead has served as a member of our board of directors since June 2000 and currently serves as our lead independent director. Mr. Stead is a member of our Compensation and Human Resources Committee and chairman of our Corporate Governance and Nominating Committee. Mr. Stead has been Chairman of IHS Inc. since December 2000 and its Chief Executive Officer since September 2006. From August 1996 to June 2000, Mr. Stead served as Chairman of the Board and Chief Executive Officer of Ingram Micro Inc., a worldwide distributor of information technology products and services. Mr. Stead served as Chairman, President and Chief Executive Officer of Legent Corporation, a software development company from January 1995 until its sale in September 1995. From 1993 through 1994, Mr. Stead was Executive Vice President of American Telephone and Telegraph Company, a telecommunications company, and Chairman and Chief Executive Officer of AT&T Global Information Solutions, a computer and communications company, formerly NCR Corp. Mr. Stead was President of AT&T Global Business Communications Systems, a communications company, from 1991 to 1993. Mr. Stead was Chairman, President and Chief Executive Officer from 1989 to 1991 and president from 1987 to 1989 of Square D Company, an industrial control and electrical distribution products company. In addition, he held numerous positions during a 21-year career at Honeywell. Mr. Stead is currently a Director of Armstrong Holdings, Inc., Conexant Systems, Mobility Electronics, Inc. and TBG Group.

Kari-Pekka Wilska	62	Mr. Wilska has served as a member of our board of directors since November 2005 and is chairperson of our Strategy Committee. Since November 2005, Mr. Wilska has been a venture partner in Austin Ventures, a venture capital fund that focuses on investing in Texas. Mr. Wilska served in a variety of leadership positions in Nokia’s U.S. mobile phone operations from 1993 to 2004, including as President of Nokia, Inc. (Nokia Americas) from 1999 to December 2004 and as President of Vertu Ltd., a subsidiary of Nokia, Inc. From November 2004 until December 2005, Mr. Wilska served as a director of Zarlink Semiconductor Inc., and from December 2005 until it was merged with LSI Corporation, Mr. Wilska served as a director of Agere Systems, a global leader in semiconductors and software solutions for storage, mobility and networking markets. From June 2004 until its merger with American Tower Corporation in August 2005, Mr. Wilska served as a director of SpectraSite, Inc. Mr. Wilska also serves on the boards of directors of 724 Solutions Inc., BlackSand Inc., Sotto Wireless Inc., Mavenir Systems Inc., and PulseWave RF Inc.

Directors’ Qualifications
In furtherance of our corporate governance principles, each of our directors brings unique qualities and qualifications to the company’s board. We believe that all of our director nominees and directors have a reputation for honesty, integrity and adherence to high ethical standards. They each have demonstrated business acumen, leadership and an ability to exercise sound judgment, as well as a commitment to serve Brightpoint and our board. The following descriptions demonstrate the qualifications of each director:
Class I Directors:
Eliza Hermann:
Ms. Hermann’s extensive international business experience, her experience of successfully integrating the cultures of two diverse global companies and her years of leadership in human resources, including executive compensation and succession planning, have strengthened the company’s efforts to capitalize on multinational expansion opportunities as well as bringing appropriate Board oversight to the Company’s compensation and people processes.
Robert J. Laikin:
Mr. Laikin brings his very close relationships with numerous senior executives at wireless equipment manufacturers and wireless network operators, as well as other leaders in the wireless industry. These relationships have been forged through over twenty years of Mr. Laikin’s wireless industry leadership experience. Mr. Laikin possesses unrivaled qualifications in managing an organization devoted to the wireless industry supply chain.
Cynthia L. Lucchese:
Ms. Lucchese brings to the board her strong experience in financial strategy within the context of complex multinational corporations. She is a certified public accountant with extensive experience in accounting and has robust practical experience from serving as the chief financial officer of a public company. Ms. Lucchese has also been determined to be an “audit committee financial expert” as defined under Item 407(d) (5) (ii) of Regulation S-K of the SEC.
Class II Directors:
Marisa E. Pratt:
Ms. Pratt’s broad and diverse background in finance for a Fortune 200 company with a global financial presence allows our board to better evaluate opportunities and manage risks as the company increases its international ties. Ms. Pratt is a financial expert and provides the board with a critical view over the company’s financial operation and has been determined to be an “audit committee financial expert” as defined under Item 407(d) (5) (ii) of Regulation S-K of the SEC.

Richard W. Roedel:
Mr. Roedel’s combination of decades of experience in public accounting and his status as a leading authority on issues facing audit committees enhances our Audit Committee’s ability to effectively carry out its functions. His leadership of the Audit Committee provides the board with a well seasoned financial expert that is capable to provide the requisite oversight of the company’s financial processes including assessment of the overall internal control function. Mr. Roedel has been determined to be an “audit committee financial expert” as defined under Item 407(d) (5) (ii) of Regulation S-K of the SEC.
Class III Directors:
Gov. Thomas J. Ridge:
Governor Ridge has been a recognized leader in both government and industry and this allows him to bring a unique set of leadership qualities to our board as it helps guide the company through risk management assessment, global strategic issues, supply chain safety and corporate security in an increasingly complex business environment.
Jerre L. Stead:
Mr. Stead brings to the board his many years of experience as a corporate leader for IT and communications companies, which allows the board to better oversee the company’s growth efforts in the fast paced wireless industry. Mr. Stead has served as our Lead Independent Director and takes an active role in many vital areas of board oversight. He is able to provide this valuable service to the company as a result of his service on numerous boards of directors and having served as the CEO of Fortune 500 companies.
Kari-Pekka Wilska:
Mr. Wilska’s leadership experience with Nokia provides us with a strong industry perspective to the board as it analyzes paths to further strengthen the company. Mr. Wilska has numerous contacts with handset manufacturers and wireless network operators on an international basis. Coupled with his technical background and international business experience, Mr. Wilska is uniquely qualified to provide strategic oversight to the company.
Meetings of the Board of Directors
          During the fiscal year ended December 31, 2009, our board of directors held nine meetings and took action three times by unanimous consent in lieu of a meeting. During 2009, each member of the board, except Mr. Jensen who, as further described in this Proxy Statement, resigned from the board in 2009, participated in at least 75% of all board and applicable committee meetings held during the period in which he or she was a director. The board of directors and each of its committees met regularly in executive sessions. Our board of directors is generally not required to attend our annual meeting of shareholders. Seven of the members of our board attended our 2009 annual meeting in person.

Board Committees
          Our board of directors maintains an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation and Human Resources Committee and a Strategy Committee. Each of these committees, except for the Strategy Committee, is comprised solely of persons who meet the definition of an “independent director” under our governance principles and NASDAQ Marketplace Rules. Each of these committees has adopted a charter, and each of these charters is available on our website www.brightpoint.com.
The functions of each of the board committees are described below:
     Corporate Governance and Nominating Committee
          The Corporate Governance and Nominating Committee is responsible for developing and reviewing the effectiveness of our corporate governance guidelines, recommending appropriate board and board committee structures and membership, establishing procedures for the director nomination process and recommending nominees for election to the board. In 2009, the Corporate Governance and Nominating Committee met five times and took action three times by unanimous written consent in lieu of a meeting. The Corporate Governance and Nominating Committee considers qualified nominees for election to our board of directors, including those recommended by shareholders following the procedures set forth in this proxy statement under the section entitled “Shareholder Proposals for Next Annual Meeting,” based on the criteria and standards set forth below under the section entitled “Director Selection Process.” In addition, the members of this committee are responsible for analyzing and approving the compensation for our directors. The current members of the Corporate Governance and Nominating Committee are:
•	Jerre L. Stead, Chair,

•	Eliza Hermann and

•	Richard W. Roedel.
     Audit Committee
          The Audit Committee has the responsibility to oversee the integrity of the company’s financial statements and the related system of internal controls, the internal audit function, the selection and performance of our independent registered public accountants and compliance with the company’s code of business conduct and ethics and applicable legal and regulatory requirements. During 2009, the Audit Committee held twelve meetings and took action one time by unanimous consent in lieu of a meeting. The current members of the Audit Committee are:
•	Richard W. Roedel, Chair,

•	Cynthia L. Lucchese and

•	Marisa E. Pratt
          None of the members of the Audit Committee are employees of Brightpoint and each meets the independence requirements under our governance principles and NASDAQ Marketplace Rules and financial literacy requirements under NASDAQ Marketplace Rules. In addition, our board of directors has determined that Mr. Roedel is an “audit committee financial expert” as defined under Item 407(d) (5) (ii) of Regulation S-K of the SEC and it has been determined that, subject to ratification by our board of directors at its next meeting, that Ms. Lucchese and Ms. Pratt are also “audit committee financial experts.”
     Compensation and Human Resources Committee
          The Compensation and Human Resources Committee has responsibility for approving our compensation policies and for reviewing and recommending for approval by our board of directors all elements of compensation for our officers and other highly compensated members of management. The Compensation and Human Resources Committee provides oversight of the administration of our compensation program. The committee also provides oversight of the administration of the issuance of securities under our equity-based compensation plans and cash incentive and deferred compensation plans for our executives. The Compensation and Human Resources Committee also has responsibility for reviewing the supplementary benefits paid to our executive officers as well as retirement and other benefits and any special compensation. In addition, the committee reviews and recommends for approval by our board executive employment agreements, severance agreements and change of control provisions for our Chief Executive Officer and other senior executives. The committee also directs the succession planning process for our Chief Executive Officer and other senior executives. The committee provides oversight of our global diversity activities and reviews its charter and evaluates its performance as a committee on an annual basis.
          The Compensation and Human Resources Committee met eight times in 2009 and took action one time by unanimous consent in lieu of a meeting. The committee has direct access to independent legal counsel and independent compensation consultants for survey data and other information as it deems appropriate, and it utilized these independent counsel and consultants from time to time during the year.
          The current members of the Compensation and Human Resources Committee are:
•	Eliza Hermann, Chair, and

•	Jerre L. Stead
     Strategy Committee
          The Strategy Committee has responsibility for the oversight of our strategic plan. The committee works to maintain a cooperative, interactive strategic planning process with the company’s executive management and works to identify and set strategic goals and expectations. The committee also reviews potential acquisitions, joint ventures, and strategic alliances. The Strategy Committee met one time in 2009.
          The current members of the Strategy Committee are:
•	K.P. Wilska, Chair,

•	Gov. Thomas J. Ridge, and

•	Robert J. Laikin

Director Selection Process
          The qualities and skills sought in prospective members of the board are determined by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee requires that director candidates be qualified individuals who, if added to our board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. The criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Corporate Governance and Nominating Committee in its discretion, (ii) relevant education or training, (iii) a commitment to business ethics and the “Brightpoint Values,” (iv) tenure and breadth of experience in a significant leadership capacity, as well as a proven record of accomplishment and ability to work with others, (v) knowledge of our industry, (vi) relevant experience and knowledge of corporate governance practices, and (vii) expertise in an area relevant to our company. The Corporate Governance and Nominating Committee also seeks candidates who could create a diverse mix of industry expertises, functional and positional experiences and who have held leadership positions in both private industry and government. Any prospective director nominee must be “independent” under NASDAQ Marketplace Rules and our corporate governance principles. Such nominees should not have commitments that would conflict with the time commitments of being our director. Such nominees shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such nominees shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity. Such nominees shall have other characteristics considered appropriate for membership on our board of directors, as determined by our Corporate Governance and Nominating Committee.
          The Corporate Governance and Nominating Committee will consider candidates for director nominees put forward by shareholders. The proposal should state how the proposed candidate meets the criteria described above and the shareholder must comply with the other requirements set forth in the section in this proxy statement entitled “Shareholder Proposals for Next Annual Meeting.” The Corporate Governance and Nominating Committee will consider candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The Corporate Governance and Nominating Committee will also adhere to all applicable laws and regulations.
Director Compensation
     General
          Our Corporate Governance and Nominating Committee is responsible for approving and recommending to our board of directors, our directors’ compensation. Each year, the Corporate Governance and Nominating Committee initiates discussions with respect to directors’ compensation for the following year at its August committee meeting. At this meeting, the committee typically reviews director compensation surveys from off-the-shelf sources such as the NACD or Corporate Board Member magazine and commences discussions regarding any philosophical shifts or external trends in the marketplace. Thereafter, more data is compiled and reviewed by the members of the committee. Then, at its November meeting, the Corporate Governance and Nominating Committee discusses all the data collected and prepares its recommendation to the board. The committee’s general philosophy is one of not wanting to change director compensation each year, i.e., it has an explicit view that changing director compensation annually would be too frequent.

     2009 Director Compensation
     On December 20, 2007, our board of directors, upon the recommendation of the Corporate Governance and Nominating Committee, approved the compensation plan for our independent directors for 2008, 2009 and 2010. The board’s independent director compensation for those years will be paid entirely in cash as opposed to a combination of cash and equity. Each independent director, except for the lead independent director, will receive an annual cash retainer of $120,000. In addition, the chairs of the Audit, Compensation and Human Resources, Strategy, and Corporate Governance and Nominating Committees will receive additional annual fees of $80,000, $30,000, $10,000 and $30,000, respectively. The lead independent director will receive an annual cash retainer of $250,000, but will not be eligible to receive any additional compensation for board service, including for serving as chair of a committee.
     Accordingly, the board no longer requires that any portion of annual board compensation be paid in shares of stock. Instead, in February 2009, our board of directors adopted an independent director stock ownership policy, which requires that directors shall beneficially own shares of our common stock with a market value of at least one and one-half (1 1/2) times the annual cash retainer. Each director must achieve these requirements within five years of the adoption of this policy. The board has modified our corporate governance principles to be consistent with this new compensation structure.
     In February 2009 the board also adopted our executive stock ownership policy, which requires that the Chief Executive Officer beneficially own shares of our common stock with a market value of at least one and one-half (1 1/2) times his annual base salary and that our other named executive officers beneficially own shares of our common stock with a market value at least equal their annual base salary.

          The following table sets forth information concerning the compensation of our directors except for Robert J. Laikin, our chief executive officer and chairman of our board of directors, during our fiscal year ended December 31, 2009:

	Fees earned or paid	Stock
	in cash	awards
Name	($)	($)(1)	Total
Jerre L. Stead	$250,000	$0	$250,000

Eliza Hermann	$150,000	$0	$150,000

Richard W. Roedel	$200,000	$0	$200,000

Kari-Pekka Wilska	$120,000	$0	$120,000

Marisa E. Pratt	$120,000	$0	$120,000

Gov. Thomas J. Ridge	$40,000	$0	$40,000

Cynthia L. Lucchese	$45,000	$0	$45,000

Jan Gesmar Larsen, Jorn Jensen, Thorlief Krarup(2)	$59,540	$0	$59,540

(1)	As of December 31, 2009, there were no unvested restricted stock awards held by the directors.

(2)	Messrs. Jensen and Gesmar-Larsen resigned from the board of directors effective July 28, 2009 in connection with the company’s purchase of shares from NC Telecom Holding A/S (“NC Holding”) and in accordance with the terms of the shareholder agreement entered into between the company and NC Holding upon the closing of the company’s purchase of Dangaard Telecom A/S. Mr. Krarup resigned from the board of directors effective October 1, 2009 in connection with the purchase by the company of shares from NC Holding and under the Settlement Agreement entered into between the company and NC Holding that extinguished NC Holding’s right to designate candidates for consideration by the Corporate Governance and Nominating Committee of Brightpoint’s board of directors to become nominees for election to Brightpoint’s board of directors. Each of Messrs. Jensen Gesmar-Larsen and Krarup received fees in the amount of $59,540 for their service as a director in 2009.

Corporate Governance
     Corporate Governance Principles
          The board of directors of Brightpoint has adopted a set of corporate governance principles which are consistent with the board’s responsibility for management oversight. These governance principles are designed to strengthen our company and protect the interests of Brightpoint shareholders while helping to ensure the continued vitality of the board. Copies of these governance principles may be accessed at our website www.brightpoint.com.
          Highlights of the corporate governance principles adopted by the board include:
•	requiring that the board consist of a majority of independent directors and adopting a definition of “independent director” that is designed to help ensure that persons who serve as independent directors are truly independent;

•	appointing a lead independent director to act as a liaison between the board and management;

•	limiting the compensation that can be paid by Brightpoint to the members of the board to only compensation relating to their board or board committee service;

•	requiring the chairperson of the Audit Committee to be a “financial expert;”

•	prohibiting independent directors or their family members from conducting business with Brightpoint;

•	establishing director compensation practices intended to align more closely the interest of the independent directors with Brightpoint’s shareholders; and

•	encouraging the independent directors to meet in executive session.
     Director Independence
          The board has determined that all of our current directors, with the exception of Mr. Laikin (our Chairman and Chief Executive Officer), have met the independence requirements set forth in our corporate governance principles and NASDAQ Marketplace Rules. In making determinations regarding a director’s independence, the board considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the board may determine from time to time.
     Combination of Board Chairperson and Chief Executive Officer
          At the present time the board believes that combining the positions of Chairperson and Chief Executive Officer is more beneficial than separating the positions because it allows for a more unified vision and corporate leadership. The board further believes that the company’s ongoing commitment to good governance practices, its strong focus on an independent board of directors, the frequent use of executive sessions at board meetings and for all board committees, and the robust role the company requires of its lead independent director all mitigate the potential negative aspects of combining the Chairperson and Chief Executive Officer positions.

     Risk Oversight
          The company’s risk mitigation strategy begins with a regular review of financial and broader, enterprise-level, strategic risks by our executive management team. The executive management team then prioritizes the risks and reports to the Audit Committee, which is charged with oversight of the company’s enterprise risk management process. The Audit Committee, along with the other board committees and the full board, develops and continuously refines plans to mitigate both financial and strategic risks. The full board regularly conducts discussions about the most significant risks that may impact the company. The independent composition of the board and the depth and breadth of experience of the board members create both a structure and the capacity to effectively manage risk.
Shareholder Communications with Directors
          Our board of directors, through its Corporate Governance and Nominating Committee, has established a process for shareholders to send communications to the board. You may communicate with the board, individually or as a group, by writing to: The Board of Directors of Brightpoint, Inc. c/o Corporate Secretary, 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 or via e-mail: board.directors@brightpoint.com. You should identify your e-mail or other communication as being from a Brightpoint shareholder in the “subject line” of such communication. The corporate secretary may require reasonable evidence that your communication or other submission is made by a Brightpoint shareholder before transmitting your communication to the board of directors.

MANAGEMENT OF BRIGHTPOINT
Management Table
          Our board of directors elects executive officers annually, following our annual meeting of shareholders, to serve until the meeting of the board following the next annual meeting of our shareholders. The following management table sets forth the name of each executive officer as of the record date (all of which, except for Anurag Gupta also served as such as of December 31, 2009) and the principal positions and offices he holds with Brightpoint. The table also sets forth the current directors of Brightpoint. See the section entitled “Proposal 1” above for additional information relating to each of the directors listed below:

Name	Age	Position(s)
Robert J. Laikin (4)	46	Chairman of the Board, Chief Executive Officer and Class I Director
J. Mark Howell	45	President, Americas
Anthony W. Boor	47	Executive Vice President, Chief Financial Officer and Treasurer
Steven E. Fivel	49	Executive Vice President, General Counsel and Secretary
R. Bruce Thomlinson	48	President, Asia Pacific
John Alexander du Plessis Currie	45	Executive Vice President and Chief Information Officer
Anurag Gupta	45	President, Europe, Middle East and Africa
Eliza Hermann (1)(2)	48	Class I Director
Cynthia L. Lucchese (3)	49	Class I Director
Gov. Thomas J. Ridge (4)	64	Class III Director
Marisa E. Pratt (3)	45	Class II Director
Richard W. Roedel (1)(3)	60	Class II Director
Jerre L. Stead (1)(2)	67	Class III Director
Kari-Pekka Wilska (4)	62	Class III Director

(1)	Member of the Corporate Governance and Nominating Committee.

(2)	Member of the Compensation and Human Resources Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Strategy Committee.

Background Information on our Executive Officers
          Set forth below for each of our executive officers (other than Robert J. Laikin, our Chairman and Chief Executive Officer, as his information is included in this proxy statement under “Nominees for Class I Directors”) is a brief description of the positions he has held at Brightpoint, his principal occupation and business experience for at least the last five years and how long he has been employed by Brightpoint:
          J. Mark Howell On June 30, 2008, Mr. Howell returned to his role as President of Brightpoint Americas. Previously, on July 31, 2007, Mr. Howell became our co-chief operating officer and President, Americas. Mr. Howell had served as President of Brightpoint, Inc. since September 1996, President, Americas since March 2001 and was our Chief Operating Officer from August 1995 to April 1998 and from July 1998 to March 2003. He was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Brightpoint from July 1994 until September 1996. From July 1992 until joining Brightpoint in 1994, Mr. Howell was corporate controller for ADESA Corporation, a company that owns and operates automobile auctions in the United States and Canada. Prior thereto, Mr. Howell was an accountant with Ernst & Young LLP.
          Anthony W. Boor has served as Brightpoint’s Executive Vice President, Chief Financial Officer and Treasurer since October 2005 and, prior thereto, from June 2005 to October 2005, he served as our acting Chief Financial Officer and acting principal financial officer. From July 2001 until his current appointment, Mr. Boor also served as the Senior Vice President and Chief Financial Officer of our Americas division. Mr. Boor was previously Vice President and Controller of Brightpoint North America L.P. from July 1999 to July 2001 and Director of Business Management of Brightpoint North America from August 1998 to July 1999. Prior to joining Brightpoint, Mr. Boor was employed in various financial positions with Macmillan Publishing, Day Dream, Inc., Ernst & Young LLP, New Mexico State Fairgrounds and The Downs at Albuquerque, KPMG, LLP and Ernst & Whinney. Mr. Boor is a certified public accountant.
          Steven E. Fivel has served as our Executive Vice President, General Counsel and Secretary since January 1997. From December 1993 until January 1997, Mr. Fivel was an attorney with an affiliate of Simon Property Group, a publicly-held real estate investment trust. From February 1988 to December 1993, Mr. Fivel was an attorney with Melvin Simon & Associates, Inc., a privately-held shopping center development company.
          R. Bruce Thomlinson has served since August 2007 as President Asia Pacific, Middle East and Africa. From August 2005 until August 2007, Mr. Thomlinson served as our President, Asia- Pacific and President, International Operations, the latter of which he relinquished upon the closing of the Dangaard Telecom acquisition. Prior thereto, until July 2005, he served as President of our Asia-Pacific division from October 1998 and as managing director of Brightpoint Australia, one of our wholly-owned subsidiaries, from October 1996. Prior to joining our management team, Mr. Thomlinson held the position of managing director/director for Hatadicorp Pty Ltd., a company he co-owned from 1989 until it was acquired by Brightpoint in October 1996.

          John Alexander du Plessis Currie has served as our Executive Vice President and Chief Information Officer since November 2007. Prior thereto he served as our President, Emerging Markets from February 2006 until November 2007. From August 2002 to December 2005, Mr. Currie was the Chairman and Chief Executive Officer of Persequor Limited, a holding company for investments in wireless telecommunications that we subsequently acquired and which is now one of our wholly-owned subsidiaries. From January 1998 to August 2002, Mr. Currie served as the managing director of Brightpoint Middle East FZE, then one of our wholly-owned subsidiaries. Mr. Currie also serves on the board of directors of several of our subsidiaries.
          Anurag Gupta began his role as President, Europe, Middle East and Africa in January 2010. Mr. Gupta joined Brightpoint as Senior Vice President of Global Strategy and Business Development in April 2003. Before joining Brightpoint, he worked for Motorola, Inc. Mr. Gupta has 20 years of experience in the telecommunications industry in leadership roles at Motorola and Brightpoint in several business areas including: business development, P&L management, strategy, Investor Relations, corporate communications, business planning, product development & marketing, and other various management roles.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
          At the outset of 2009, taking the downturn of global economic conditions during 2008 into consideration, as well as concerns about the company’s anticipated future performance, general uncertainty over economic conditions and concerns regarding liquidity, the Compensation and Human Resources Committee, at the request of the company’s executive management, took steps to limit the executive compensation program for 2009. For the Chief Executive Officer, the other named executive officers and other senior executive officers, the committee:
•	determined not to make any merit or other increases to 2008 base salaries;

•	determined that no cash bonuses would be paid with respect to 2009; and

•	increased the target percentages for performance-based long-term incentive equity grants vesting over a multi-year period.
          Despite the economic downturn and the continued challenges posed to the company, we were able to achieve financial and strategic success in 2009. As a result of strong company performance and results in 2009, the long-term incentive equity plan resulted in payouts at their full target levels. The actions taken to de-emphasize cash compensation, coupled with the achievement of long-term incentive equity payouts at full target levels and the rise in the Company’s stock price by approximately 70% during 2009, resulted in Mr. Laikin’s total annual compensation decreasing by approximately by 19% in 2009 as compared with 2008.
General
          The board’s Compensation and Human Resources Committee, also referred to as the “compensation committee,” evaluates and approves compensation for our officers. As part of its responsibilities, the compensation committee approves and administers cash incentives, equity compensation, retirement, and benefit programs.

          The discussion and analysis that follows includes sections related to:
•	the objectives of our compensation program;

•	the forms of compensation comprising our executive compensation program;

•	the compensation committee’s process for determining compensation for each of our Chief Executive Officer and Chief Financial Officer and the other officers named in our summary compensation table, referred to throughout this proxy statement as our “named executive officers;”

•	the manner in which our compensation structure significantly mitigates the potential for inappropriate risk taking that would be detrimental to the company; and

•	determinations made by our compensation committee with respect to the various components of our named executive officers’ compensation for 2009.
Objectives of our Compensation Program
          We offer an executive compensation program that aligns executives’ financial incentives with our strategic direction and corporate values. Our program is designed to attract and retain key talent needed to manage and grow our business and enhance shareholder value. Our executive compensation program includes both cash (base pay and short-term incentive) and non-cash (equity long-term incentive) components.
          In keeping with this executive compensation philosophy, our overall compensation program with respect to our named executive officers is designed to achieve the following objectives:
•	to provide our named executive officers with base salaries in the aggregate near the median of the relevant external market comparator group, recognizing that individual base salaries will vary above and below that level, reflecting individual job performance, including results and behaviors, as well as skills, experience and length of tenure in position;

•	to provide an opportunity for the total compensation paid to our executive officers to significantly exceed the market median when exceptional individual and business performance is achieved;

•	to link a significant proportion of the compensation of these officers with the achievement of our overall performance goals, to ensure that individual performance is directed towards the achievement of our collective goals and to mitigate any incentive for an executive to pursue short-term individual gain at the cost of incurring inappropriate strategic and financial risk;

•	to enhance alignment of individual performance and contribution with long-term shareholder value and business objectives by providing equity awards through our Amended and Restated 2004 Long-Term Incentive Plan, also referred to as our “2004 Plan;”

•	to motivate and incentivize our named executive officers to continually contribute superior job performance throughout the year;

•	to retain the services of named executive officers so that they will continue to contribute to and be a part of our long-term success; and

•	to encourage the ongoing career development of our executives and other employees.

     Forms of Compensation Comprising our Executive Compensation Program
          We may provide our named executive officers with some or all of the following forms of compensation:
•	Base salaries. Base salary represents cash amounts paid during the fiscal year to named executive officers as direct compensation for their services to us. Base salaries and base salary increases are used to reward superior individual job performance on a day-to-day basis during the year and to encourage continued superior job performance. Base salaries and base salary increases also recognize the overall skills, experience and tenure in position of each named executive officer.

•	Performance-based cash bonuses under our annual executive bonus program. Each year our compensation committee adopts, and routinely reviews the design of, an executive bonus program which provides our named executive officers and certain other key employees with the opportunity to earn a cash bonus payment if specific pre-determined financial and strategic performance measures are attained. We use these cash bonuses to reward named executive officers for their contributions to our performance, as measured by our ability to achieve specified financial and strategic targets within our annual operating plan. No performance-based cash bonus program was approved for 2009.

•	Discretionary cash-based bonuses. In addition to performance-based cash bonuses earned under our annual executive bonus program, the compensation committee may also choose to award discretionary cash bonuses to certain named executive officers and certain other key employees based on both their individual performance and our overall performance. In recognition of the anticipated challenges faced by the Company during 2009, no discretionary cash bonus program was approved for 2009.

•	Performance-based grants of equity compensation under our annual executive equity program. Each year we primarily use performance-based equity grants under our 2004 Plan to ensure focus on key financial and strategic objectives. These awards recognize the named executive officers for their contributions to our overall corporate performance, as measured by our ability to achieve specified financial and strategic performance measures within our overall operating plan. Performance-based grants of equity compensation are subject to forfeiture, in whole or in part, if we do not achieve these pre-established performance measures. Those equity awards that are no longer subject to forfeiture vest in three equal annual installments subject to, and in accordance with our 2004 Plan and any agreement entered into between us and the grantee. These awards can take the form of options, restricted stock units and restricted stock awards. Each restricted stock unit entitles the holder to receive one share of our common stock upon the vesting date. A restricted stock award entitles the holder to receive shares of our common stock upon the grant date, which remain subject to the restrictions set forth in a restricted stock agreement. Unlike restricted stock units, shares of restricted stock are considered issued and outstanding immediately upon the date of grant. Since 2006, all of our performance-based equity grants to our named executive officers have been made in restricted stock units.

•	Discretionary grants of equity compensation. The compensation committee may also determine, on a case-by-case basis, if any additional equity grants are warranted due to individual or company performance or for motivation or retention reasons. These awards can take the form of options, restricted stock units and restricted stock awards and are also made under our 2004 Plan.

•	Initial equity grant upon being hired or appointed. Initial equity grants under our 2004 Plan may be made when an executive officer is hired or otherwise becomes a named executive officer. Such grants enable us to reward existing executive officers upon promotion to higher levels of management and to recruit new executives. Initial equity grants are determined based on overall market data, as well as comparisons to our other executives’ similar grants or holdings, and are usually recommended by Robert J. Laikin, our chief executive officer, with approval by the compensation committee or the full board of directors. Because these initial grants are structured as an incentive for employment, the amount of these grants may vary depending on the particular circumstances of the named executive officer.

•	Post-termination compensation. We do not offer any pension plan to our named executive officers aside from complying with statutory provisions in the different jurisdictions in which we operate around the world. We do, however, offer all our U.S.-based employees, including our U.S.-based named executive officers, the opportunity to participate in our ERISA-qualified 401(k) Plan. All U.S.-based named executive officers are eligible to participate in this 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the Internal Revenue Service. While we do not offer a qualified pension plan, four of our named executive officers have Supplemental Executive Retirement Plan agreements, referred to as “SERPs,” which will provide these executives with a ten-year benefit upon the latter of employment termination or achieving a specified age. Additionally, pursuant to our employment agreements with our named executive officers, they are each entitled to certain cash payments, and the acceleration of certain of their equity awards, upon a change of control coupled with a change in employment status.

•	Other benefits. We generally do not offer perquisites to our named executive officers; we do, however, provide them with certain other benefits. These include payments of life insurance premiums, payments of long-term disability insurance premiums, company match in the 401(k) plan and employer contributions toward group medical insurance.
     Process for Determining Named Executive Officer Compensation
          As part of its ongoing duties, the compensation committee continually reviews its use of tools, consultants and the composition of the comparator group to ensure that the overall processes, data and analyses with which it works are up to date and relevant.
          Approvals. The approval levels for our compensation program are as follows:
•	for the compensation level of Mr. Laikin, our Chief Executive Officer, the Compensation Committee determines a recommendation for subsequent approval by the full board of directors;

•	for the compensation levels of each of the individuals reporting directly to Mr. Laikin including our named executive officers, our Chief Executive Officer, Mr. Laikin, supported by our Senior Vice President of Global Human Resources, Annette Cyr, provides input and recommendations to the compensation committee; the Compensation Committee approves and recommends that the board approve the compensation for these individual; and

•	for the compensation levels of each of the company’s officers (other than our named executive officers) as defined in Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, the Compensation Committee or full board of directors must approve each recommendation.
          Competitive positioning. The Compensation Committee has developed a comparator group of other companies for use as a benchmarking reference group. The comparator group was initially determined as part of an executive compensation analysis conducted for our compensation committee by Hewitt Associates LLC (“Hewitt”) in 2004 and has been updated each year since. Hewitt acts as an independent compensation consultant to the compensation committee. The scope of Hewitt’s engagement is to provide a comparator group against which to analyze our compensation packages in relation to companies similarly situated to us and to determine the economic value of our equity awards for purposes of compensation benchmarking. The Compensation Committee then considers these analyses and insights when determining compensation.
          We believe that Hewitt is independent because it is and was engaged by the Compensation Committee itself. Prior to first being hired by the Compensation Committee in 2004, Hewitt had provided no products or services to us or any of our subsidiaries, and, since such time, we have (in addition to the consulting services it provides to our Compensation Committee) purchased only a small number of online tools from Hewitt. The Hewitt executive compensation team was neither involved with nor informed of these purchases.
          Many of the constituents of the comparator group are distribution and logistics companies and retailers with focus areas and revenues similar to ours. The comparator group also includes some companies that are larger or smaller than us but which we believe to have similar business models. In accordance with its usual methodology, Hewitt uses a regression analysis to normalize for these differences within our comparator group.
          The companies comprising the Hewitt comparator group that the compensation committee considered when determining 2009 compensation are:
Ametek, Inc.,
Arrow Electronics, Inc.,
DST Systems, Inc.,
Global Payments Inc.,
Graphic Packaging Corporation,
Ingram Micro Inc.,
L-3 Communications Corporation,
Rockwell Automation,
Tech Data Corporation,
Teradyne, Inc.,
United Stationers Inc., and
W.W. Grainger, Inc.
          Factors considered and reviewed. In performing its duties, the Compensation Committee takes into account the data and analysis provided by Hewitt, as well as several other factors. The Compensation Committee considers the individual job performance of each named executive officer, including results achieved and behaviors demonstrated. The Compensation Committee also considers our overall performance. Relative individual tenure in position is taken into account, and relative internal equity among the named executive officers is also considered. Periodic review of “tally sheets” showing all elements of compensation for each named executive officer is conducted. Ultimately, the Compensation Committee members take into account all of these factors and data, and apply their own professional judgment in determining their recommendations and decisions on compensation.

          Each of the components of compensation is considered as part of the total compensation amount and serves to meet one or more of our compensation objectives.
          We have established a total compensation amount that, in aggregate among all executives, is targeted to be approximately at the 50th percentile of the relevant comparator data prepared by Hewitt. More emphasis is placed on the variable components of compensation, comprised of annual bonus and long-term incentive compensation, so that a greater portion of total pay is “at risk,” based on performance. We believe the combination of competitive base salaries and opportunity to exceed the market median if performance warrants, yields a conservative but attractive compensation program that aids us in the attraction, retention and motivation of highly qualified executive personnel.
          Timing and procedures. Each year, the Compensation Committee conducts several meetings in person and telephonically to review and consider executive compensation including external and internal data and analyses. With regard to structuring 2009 executive compensation, the committee began meeting in August 2008 and concluded in February 2009. The committee then met in February 2010 to make its final determinations regarding the achievement of financial and strategic performance measures. The compensation committee finalizes its compensation decisions on all elements of compensation during the first quarter following the end of the fiscal year, generally at its February meeting. Making compensation decisions at this point allows the Compensation Committee not only to consider compensation survey data, but also to consider total annual performance against both financial and strategic performance measures. The February meeting is generally scheduled to coincide with a full meeting of the entire board of directors, and generally follows our quarterly and annual earnings release.
     Compensation Structure and Mitigation of Risk
          The Compensation Committee and the board believe that the design and structure of our executive compensation should mitigate any potential for undue risk-taking for short-term gain by executives, and should instead incentivize those executives to focus on the collective achievement of strategic goals of the company. The compensation committee has ensured that our executive compensation program contains a number of risk mitigation features, including:
•	a significant portion of our executives’ compensation is comprised of equity awards that vest over a long-term period, usually three years;

•	the executive equity program is entirely based on the achievement of robust corporate-wide performance measures;

•	as these performance measures are being developed each year, at least two committees of the board review and have input i.e. the audit and/or strategy committees, prior to the final set of measures being reviewed by the compensation committee and ultimately approved by the full board;

•	we have not granted any stock options for the past 5 years and currently have no intention to do so in the future, instead our equity awards are in the form of restricted stock units and restricted stock awards; and

•	we have deliberately chosen to emphasize components of the compensation program that are “at risk” to more effectively tie executive compensation to company performance. We proactively eliminated the executive cash bonus program for 2009 in recognition of the challenging business environment.

The committee and the board believe that for all of these reasons, the company’s compensation structure for executives appropriately mitigates the potential for inappropriate risk taking.
     Determinations Made with Respect to Executive Compensation in and for 2009
          Base Salaries
          In February 2009 the compensation committee recommended and the board approved keeping 2009 executive base salaries flat with their level in 2008. The base salaries for the named executive officers in 2008 and 2009 are as follows:

	2008	2009	Change	Change
Named Executive Officer	Base Salary	Base Salary	Amount	%
J. Mark Howell	$550,000	$550,000	$0	0.0%
Anthony W. Boor	$450,000	$450,000	$0	0.0%
Steven E. Fivel	$425,000	$425,000	$0	0.0%
R. Bruce Thomlinson	AUD632,865	AUD632,865	AUD0	0.0%
John Alexander Du Plessis Currie	$475,000	$475,000	$0	0.0%
Michaél Køehn Milland (1)	$530,880	$530,880	$0	0.0%

(1)	Although Mr. Køehn Milland’s ceased to be a named executive officer in July 2009 he received his full base salary for 2009 pursuant to the terms of the Separation Agreement and Consulting Agreement entered into with the company.
          In addition, and taking into account a request from Mr. Laikin that his salary remain unchanged, the compensation committee recommended and the board approved freezing the base salary for Robert J. Laikin, our Chief Executive Officer. Mr. Laikin’s base salary for 2008 and 2009 is as follows:

	2008	2009	Change	Change
Named Executive Officer	Base Salary	Base Salary	Amount	%
Robert J. Laikin	$900,000	$900,000	$0	0.0%
          Performance-based Cash Bonuses Under our Annual Executive Bonus Programs
          In February 2009 the compensation committee determined that, due to the global economic downturn, cash bonuses would not be appropriate in 2009.
          Discretionary Cash-based Bonuses
          The compensation committee believes that discretionary cash bonuses were neither warranted nor appropriate for 2009, and thus none were recommended or approved.

          Performance-based Equity Awards Under our Annual Executive Bonus Program
          In February 2009, the Compensation Committee adopted our 2009 executive equity program and, in accordance with that program, granted performance-based restricted stock units under our 2004 Plan to each of our named executive officers, including our chief executive officer. These grants were subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if we did not achieve the following pre-established financial and strategic measures.
          The 2009 executive equity program established performance measures consisting of a financial target (income from continuing operations of $0.43, as adjusted (Non-GAAP)) weighted at 50% and certain strategic objectives (four specific equally weighted measures associated with implementation of our long range business strategy) which, in the aggregate, were also weighted at 50%.
          In determining the specific performance measures to incorporate into the 2009 executive equity program, we relied heavily on both our annual operating plan and our overall business strategy. We believe that these performance measures appropriately balanced shorter-term operational goals with long-term strategic imperatives and are attainable with “stretch efforts.” In analyzing our executive compensation programs, we have found that the performance measures have been achieved approximately three-quarters of the time during the past five years.
          The strategic performance measures associated with the 2009 executive equity program were selected for focus because they are instrumental in driving our long-term strategy. These measures fit into the following categories:
a)	Add new products and services to portfolio;

b)	Continue to build brand equity and customer commitment;

c)	Optimize organizational culture; and

d)	Enhance ability to capture growth opportunities.
          Under the 2009 executive equity program, the number of restricted stock units that each named executive officer was granted, and was thus eligible to earn, was based on the dollar value of a percentage of his base salary, as follows: for Mr. Laikin — 150%; for each of Messrs. Boor, Howell and Thomlinson — 125%; for Messrs. Currie and Fivel – 100%; and for Mr. Køehn Milland 75%. The number of restricted stock units for these grants was calculated for each named executive officer by dividing the dollar value of the applicable percentage of his base salary by the per share closing price of our common stock on February 2, 2009, or $5.00 per share, whichever was higher. The calculation for 2009 used $5.00 per share to determine the grant value.

     In February 2010, the compensation committee determined that the 2009 predetermined financial performance measure relating to adjusted income from continuing operations was met and that each of the 2009 strategic performance measures had been achieved or exceeded and that one hundred-percent (100%) of the restricted stock units granted had thus been earned by our executive officers. These earned restricted stock units commenced vesting in three equal annual installments in February 2010.

RSUs Earned under 2009 Executive
Named Executive Officer	Equity Program
Robert J. Laikin	270,000
J. Mark Howell	137,500
Anthony W. Boor	112,500
Steven E. Fivel	85,000
R. Bruce Thomlinson	103,564
John Alexander Du Plessis Currie	95,000
Michaél Køehn Milland (1)	0

(1)	Mr. Køehn Milland, as a result of his departure from his position as a named executive officer in July 2009, did not earn any RSU’s under the 2009 executive equity program.
          Discretionary grants of equity compensation. The compensation committee believes that discretionary grants of equity compensation were warranted and appropriate for the named executive officers for 2009 due to strong individual and collective performances and successfully addressing significant business challenges during the year. The committee recommended and the board approved the following grants of performance-based restricted stock units, all of which have a multi-year vesting schedule. In addition, the committee approved grants of restricted stock units for certain other key employees, for purposes of individual reward and retention.

RSUs Granted as Discretionary
Named executive officer	Equity Awards
Robert J. Laikin	123,796
J. Mark Howell	85,970
Anthony W. Boor	79,092
Steven E. Fivel	29,230
R. Bruce Thomlinson	39,851
John Alexander Du Plessis Currie	32,669
Michaél Køehn Milland (1)	0

(1)	Mr. Køehn Milland was not granted any discretionary equity awards due to his departure from his position as a named executive officer in July 2009.

          Based on our comparator group review, Mr. Laikin’s total compensation at target ($2,250,000) and actual payments received during 2009 were below the aggregate median of the comparator group. In the aggregate, the total compensation of all named executive officers is at the market median, with some individual variance around the median based upon job performance, skills, experience and length of tenure in position.
          The Compensation Committee considered internal comparisons with our other senior executives when setting Mr. Laikin’s compensation. Mr. Laikin’s total compensation, assuming all of his targets are met, is roughly double that of the next most highly compensated named executive officer. We believe this is justified because of his strong job performance as chief executive officer as well as his role as founder of our organization.
          Post-termination compensation
          Post-retirement compensation. All U.S.-based named executive officers are eligible to participate in our ERISA-qualified 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the IRS. The 401(k) Plan provides a matching benefit of $0.50 per each dollar invested to a maximum of six percent of base salary, subject to these limitations. In 2007, 2008 and 2009, named executive officers and other “highly compensated employees” as defined by the IRS were subject to contribution and matching limitations based upon required annual non-discrimination testing. During 2009, the named executive officers were each allowed to contribute a maximum of $13,100 to the 401(k) Plan and receive a matching contribution from us of up to $6,550.
          In 2005, we entered into supplemental executive retirement plan agreements, referred to as SERP agreements, with each of Robert Laikin, Mark Howell and Steven Fivel. The payments under the SERP agreements will be made on an annual basis beginning on the later of the individual’s termination date (other than termination for “cause”), or the attainment of age 50, 53 or 55 for Messrs. Laikin, Howell or Fivel, respectively, for a period of ten years or until such individual’s death, if earlier. If Mr. Laikin, Howell or Fivel is terminated for cause, then the benefit would not commence for that executive until he reached the age of 62 for a period of ten years or until such individual’s death, if earlier. The benefit is an annual payment equal to a certain percentage of average base salary and is subject to a limit, referred to as the “cap amount.”
          Assuming annual salary increases of 3% per year, the anticipated payments would reach the cap amount and would be paid in approximately the following amounts: $496,000 per year to Mr. Laikin beginning on the later of termination or age 50; $344,000 per year to Mr. Howell beginning on the later of termination or age 53; and $229,000 per year to Mr. Fivel beginning on the later of termination or age 55, in each case for a period of ten years or until such individual’s death, if earlier. Payment under the amended and restated SERP agreements is contingent upon termination of service.
          In 2009, we entered into a SERP agreement with Tony Boor. The payments under the SERP agreement will be made beginning on the date of Mr. Boor’s termination Assuming annual salary increases of 3% per year, the anticipated payments would be limited to the amount of $344,000. The benefit will be paid for a period of ten years or until Mr. Boor’s death, if earlier.
          The compensation committee believes that these SERP benefits are reasonable and recognize the long-term contributions of these four named executive officers.

          Change of control agreements, severance arrangements. We have entered into employment agreements with each of our named executive officers, which are described below under the heading “Employment agreements with named executive officers.” Under these employment agreements, each of our named executive officers is entitled to severance payments upon the termination of their employment under certain circumstances, including, in each case, in the event we terminate their employment in breach of the employment agreement (other than for cause or disability) after a change of control. In addition, some of the agreements with our named executive officers provide for accelerated vesting of their stock options and or restricted stock awards upon the termination of their employment under certain circumstances. These potential change of control and severance payments are detailed in the “Potential payments upon termination or change of control” section below. We believe that these arrangements enhance our ability to retain superior executive talent and, if a change of control were to occur, to retain our top executives through a period of uncertainty, keep our management team intact, preserve the neutrality of the management team in negotiating and executing a transaction and keep the management team focused on the best interests of the shareholders, rather than their own job security.
          Other benefits
          During 2009, our named executive officers received, to varying degrees, a limited amount of other benefits that we paid on their behalf or for which we provided reimbursement. These benefits included the following:
•	payments of life insurance premiums. We continued to provide all U.S.-based named executive officers and other executives with a group life insurance plan at no cost. The life insurance plan provides a benefit of two times the executive’s annual base salary up to a maximum of $400,000 in the event of the death of the plan participant. This plan also provides an accidental death and dismemberment benefit with a maximum possible benefit equal to that of the life insurance benefit. In addition, Mr. Currie participates in a plan in the United Arab Emirates with a benefit of $250,000 in the event of death;

•	payments of long-term disability insurance premiums. We continued to provide all of our U.S.-based named executive officers, other U.S.-based executives and other key employees with a group long-term disability plan that provides a benefit in the event of the plan participant’s disability equal to sixty percent of the participant’s pre-disability income, up to a maximum of $12,000 per month; and

•	employer contributions toward group medical insurance. We continued to provide all of our U.S.-based named executive officers and other U.S.-based executives and employees with a group medical insurance program that provides both preventive and catastrophic benefits. Benefits offered to employees outside of the United States vary by local practice and statutory requirements in each of the jurisdictions in which we operate.

Tax Matters
          Section 162(m)
          Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m) of the Internal Revenue Code and related regulations, and our shareholders have approved our 2004 Long-Term Incentive Plan under which all forms of equity based compensation are made. We may, however, authorize payments to our named executive officers that may not be fully deductible if we believe such payments are in our shareholders’ interests. All performance-based restricted stock unit awards have been structured to qualify as performance-based compensation exempt from the limitations on deductibility imposed by Section 162(m).
          Sections 280G and 4999
          The employment agreements for Messrs. Laikin, Howell, Fivel, and Boor provide for tax protection on severance payments resulting from a change of control in the form of a gross up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. A payment as a result of a change of control must exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.
          Section 409(A)
          In December 2008, the compensation committee approved amendments to our 2004 Plan to conform the 2004 Plan to Section 409A of the Internal Revenue Code, referred to as Section 409A. In addition, the compensation committee approved amendments to the employment agreements of Messrs. Laikin, Boor, Howell, Køehn Milland, and Fivel to conform those agreements to Section 409A.
Compensation Committee Report
          The information contained in this Compensation and Human Resources Committee Report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.
          The compensation and human resources committee has reviewed and discussed the section in this proxy statement entitled “Executive Compensation — Compensation discussion and analysis” with Brightpoint’s management. Based on this review and these discussions, the compensation and human resources committee recommended to Brightpoint’s board of directors that this “Compensation discussion and analysis” section be included in Brightpoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in this proxy statement.
COMPENSATION AND HUMAN RESOURCES COMMITTEE
Eliza Hermann, Chair and
Jerre L. Stead

2009 Summary Compensation Table
     The following table discloses for the fiscal year ended December 31, 2009 the compensation for the person who served as our chief executive officer, the person who served as our chief financial officer and our other named executive officers.

							Change in
							Pension Value
						Non-equity	and Non-
				Stock		Incentive Plan	Qualified
				Awards		Compensation	Deferred Compensation	All Other
Name	Year	Salary	Bonus	(1)	Option Awards (2)	(3)	Earnings (4)	Compen-sation (5)	Total
Robert J. Laikin Chairman of the Board and	2009	$900,000	$0	$1,298,700	$0	$0	$389,922	$16,452	$2,605,074
Chief Executive Officer	2008	$900,000	$0	$1,493,211	$0	$450,000	$351,643	$15,319	$3,210,173
	2007	$800,000	$0	$1,000,936	$0	$800,000	$230,713	$9,719	$2,841,368

J. Mark Howell Co-chief Operating Officer	2009	$550,000	$0	$661,375	$0	$0	$97,825	$15,117	$1,324,317
and President, Americas Division	2008	$550,000	$0	$358,373	$0	$137,500	$137,711	$12,210	$1,195,794
	2007	$493,700	$180,000	$708,958	$0	$246,850	$91,604	$8,669	$1,729,781

Anthony W. Boor Executive Vice President,	2009	$450,000	$0	$541,125	$0	$0	$356,761	$37,773	$1,385,659
Chief Financial Officer and Treasurer	2008	$450,000	$0	$860,088	$0	$112,500	$0	$14,043	$1,436,631
	2007	$375,000	$112,500	$375,352	$0	$187,500	$0	$8,369	$1,058,721

Steven E. Fivel Executive Vice President,	2009	$425,000	$0	$408,850	$0	$0	$84,991	$14,986	$933,827
General Counsel and Secretary	2008	$425,000	$0	$298,653	$0	$106,250	$103,811	$14,013	$947,727
	2007	$375,000	$112,500	$375,352	$0	$187,500	$78,744	$8,294	$1,137,390

R. Bruce Thomlinson (6) President, Asia Pacific, Middle East and Africa	2009	$559,567	$0	$498,143	$0	$0	$0	$6,467	$1,064,177
	2008	$437,120	$0	$360,780	$0	$109,280	$0	$8,979	$916,159
	2007	$538,857	$87,517	$485,480	$0	$269,501	$0	$11,103	$1,392,548

							Change in
							Pension Value
						Non-equity	and Non-
				Stock		Incentive Plan	Qualified
				Awards		Compensation	Deferred Compensation	All Other
Name	Year	Salary	Bonus	(1)	Option Awards (2)	(3)	Earnings (4)	Compen-sation (5)	Total
John Alexander Du Plessis Currie Executive Vice President, Chief Information Officer	2009	$475,000	$0	$456,950	$0	$0	$0	$46,072	$978,022
	2008	$475,000	$0	$322,535	$0	$118,750	$0	$73,637	$989,922
	2007	$434,000	$90,000	$434,401	$0	$217,000	$0	$58,182	$1,233,583

Michaél Køehn-Milland Co-chief Operating	2009	$530,880	$0	$236,077	$0	$0	$0	$215,815	$983,202
Officer and President, International Operations	2008	$530,880	$0	$126,836	$0	$66,360	$0	$190,467	914,543
	2007	$221,200	$67,500	N/A	$0	$33,180	$0	$77,136	$399,016

(1)	Represents the grant date fair value for restricted stock and restricted stock units awarded during the relevant fiscal year as determined based on a calculation pursuant to FASB Accounting Standards Codification Topic 718 Compensation — Stock Compensation (formerly SFAS 123R).

(2)	Represents the grant date fair value for options awarded during the relevant fiscal year.

(3)	In February 2009 the compensation committee determined that, due to the global economic downturn and the resulting effects on the company’s operating results, performance-based cash bonuses were not appropriate in 2009.

(4)	Figure represents the present value of SERP benefit as calculated by Mercer Human Resources Consulting. Retirement is assumed to occur at the plan’s unreduced retirement age of 60 for Mr. Boor and 62 for Mr. Fivel, Mr. Howell, and Mr. Laikin and paid in the form of a temporary life annuity for not more than ten years. The present values for December 31, 2009, December 31, 2008, and December 31, 2007 were determined using a discount rate of 5.50%, 5.50%, and 5.75%, respectively.

(5)	Includes life and long-term disability insurance premiums paid by us and 401(k) matches or statutory superannuation payments made by us. For Mr. Køehn Milland, this amount includes relocation and expatriate benefits associated with his relocation from Indianapolis to Spain and his repatriation including household goods move, housing, education expenses for his children and a general expatriate allowance in exchange for certain other benefits he was previously eligible to receive in Denmark. For Mr. Boor, includes travel related expenses or his family during his temporary assignment as President EMEA. For Mr. Currie, this amount represents the change in the accrued value of a gratuity program in which Mr. Currie participates in accordance with the laws of the United Arab Emirates (where he lives), whereby upon his termination he will be entitled to a benefit that reflects his salary and years of service in the United Arab Emirates as well as premiums for life and medical insurance offered to staff in the United Arab Emirates. For Mr. Thomlinson, this amount sets forth a mandatory superannumeration contribution that is subtracted from Mr. Thomlinson’s Salary set forth in the table.

(6)	Mr. Thomlinson is paid in Australian dollars. The amounts paid to him are reported in this table in U.S. dollars and for 2009 were calculated based on an exchange rate of 0.8944 Australian dollars to one U.S. dollar in effect on December 31, 2009. The 2008 U.S. dollar amounts reported in the table for Mr. Thomlinson were calculated based on an exchange rate of 0.6907 Australian dollars to one U.S. dollar in effect on December 31, 2008. The 2007 U.S. dollar amounts reported in the table for Mr. Thomlinson were calculated based on an exchange rate of 0.8752 Australian dollars to one U.S. dollar in effect on December 31, 2007. The grant date value of stock awards awarded to Mr. Thomlinson is reported in US dollars.
2009 Grants of Plan-Based Awards
     The following table discloses for the periods presented the grants of awards made to the named executive officers during our fiscal year ended December 31, 2009 under any of our plans:

								All Other Stock
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards: Number of	Grant Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares	Value of
	Grant							of Stock or	Restricted Stock
Name	Date	Threshold	Target(1)	Maximum	Threshold	Target (1)	Maximum	Units	Units
Robert J. Laikin	02/03/09	N/A	$0	N/A	N/A	270,000	N/A	—	$1,298,700
J. Mark Howell	02/03/09	N/A	$0	N/A	N/A	137,500	N/A	—	$661,375

Anthony W. Boor	02/03/09	N/A	$0	N/A	N/A	112,500	N/A		$541,125
Steven E. Fivel	02/03/09	N/A	$0	N/A	N/A	85,000	N/A	—	$408,850
R. Bruce Thomlinson	02/03/09	N/A	$0	N/A	N/A	103,564	N/A	—	$498,143
John Alexander Du Plessis Currie	02/03/09	N/A	$0	N/A	N/A	95,000	N/A	—	$456,950

Michaél Køehn Milland (2)	07/31/09	N/A	N/A	N/A	N/A	39,816	N/A	—	$236,507

(1)	No Non-Equity Incentive Plan awards were made in 2009. The targeted equity incentives under our 2009 executive equity program administered under our 2004 Plan was the potential to earn a number of shares equivalent to the dollar amount represented by 150% of base salary for Mr. Laikin, 125% of base salary for each of Messrs Howell, Boor and Thomlinson, 100% of base salary for Messrs. Fivel and Currie and 75% for Mr. Køehn Milland. The number of restricted stock units for these grants was calculated for each named executive officer by dividing the dollar value of the applicable percentage of his base salary by the per share closing price of our common stock on February 3, 2009. Mr. Køehn Milland did not receive his grant under the executive equity incentive program.

(2)	Mr. Køehn Milland received a grant of 39,816 shares pursuant to the terms of his Separation Agreement entered into with the company in July 2009.

Narrative to summary compensation table and plan-based awards table
Employment agreements with named executive officers
     Certain defined terms
          We have entered into employment agreements with each of our named executive officers, all of which are described below. When used in those agreements, the following terms (except as described below with respect to the use of the term “cause” in the agreements of Messrs. Thomlinson and Currie) have the following meanings:
          “Good reason” is defined as:
•	any limitation upon or change to the employee’s duties or reporting obligations,

•	any failure by us to comply with our material obligations under the employment agreement, or

•	the failure of any successor to our business to assume the employment agreement upon succession.
          A “change of control” shall be deemed to occur, unless previously consented to in writing by the respective employee, upon the occurrence of any of the following:
•	individuals who as of the date of the agreement constituted our then current board of directors cease to constitute a majority of our board;

•	subject to certain specified exceptions, the acquisition, by any person or entity not affiliated with the respective employee or us, of beneficial ownership of 15% or more of our voting securities;

•	the commencement of a proxy contest against management for the election of a majority of our board of directors if the group conducting the proxy contest owns, has or gains the power to vote at least 15% of our voting securities;

•	the consummation under certain conditions by us of a reorganization, merger or consolidation or sale of all or substantially all of our assets to any person or entity not affiliated with the respective employee or us; or

•	our complete liquidation or dissolution.
          “Cause” is defined as:
•	the willful and continuous failure of the employee to substantially perform his required duties;

•	the employee’s willful criminal misconduct (including embezzlement and criminal fraud) that is materially injurious to us; or

•	the conviction of the employee of a felony.
          Under our employment agreements with Messrs. Thomlinson and Currie, “cause” is defined as follows:
•	the employee’s failure to perform any or all of his duties under the employment agreement after reasonable notice from us to him to rectify any such failure;

•	the employee’s engagement in misconduct that is detrimental or injurious to us, monetarily or otherwise;

•	the employee being charged with an indictable offense; or

•	the employee’s violation of our policies and procedures.
          Under the agreement with Mr. Thomlinson, however, with respect to a failure to perform any or all of his duties under the agreement, Mr. Thomlinson’s failure must relate to a material duty.
          Messrs. Laikin’s and Howell’s Agreements
          Originally effective in 1999, we have entered into five-year “evergreen” employment agreements with each of Messrs. Laikin and Howell, which are automatically renewable for successive one-year periods. Currently, these agreements provide for an annual base compensation in 2009 of $900,000 and $550,000, respectively, and such bonuses as our board of directors may from time to time determine. If we provide the employee with notice of non-renewal or that we desire to terminate the agreement without cause, there is a final five-year term commencing on the date of such notice. The employment agreements provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with our business during the term of the employment agreement and for a period of two years thereafter.
          The employment agreements also provide for severance payments if the employee’s employment is terminated
•	by him, without good reason, within 12 months after a change of control,

•	by him, for good reason, prior to and not as a result of a change of control, or

•	by us, other than for disability or cause, prior to and not as a result of a change of control, equal to (subject to a severance cap of $9.0 million with respect to Mr. Laikin and $4.5 million with respect to Mr. Howell) the greater of (a) $2.25 million for Mr. Laikin and $1.625 million for Mr. Howell and (b) five times the total compensation (including salary, bonus and the value of all perquisites) received from us during the twelve months prior to the date of termination. If after, or as a result of, a change of control, the employee’s employment is terminated either by the employee for good reason or by us other than for disability or cause, the employee will be entitled to receive severance pay (subject to the respective severance cap) equal to ten times the total compensation (including salary, bonus, the value of all perquisites and the value of all stock options granted to the employee) received from us during the twelve months prior to the date of termination. In addition, the vesting of all options and restricted stock awards granted to the employee will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date of the employee’s termination and (b) the expiration of the stock option, and all restricted stock awards immediately vest, when and if (i) a change of control occurs, (ii) we, in breach of the agreement, terminate the employee’s employment other than for disability or cause, or (iii) the employee terminates his employment for good reason.
          Mr. Boor’s Agreement
          In May 2009, we entered into an amended and restated employment agreement with Mr. Boor for a four-year term that provides for an annual base compensation in 2009 of $450,000 and such bonuses as our board of directors or the compensation committee of the board may from time to time determine. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Boor will not compete or engage in a business competitive with our business during the term of the employment agreement and for a period of two years thereafter.

          The employment agreement also provides for a severance payment if Mr. Boor’s employment is terminated by the company without cause. In addition to his salary through the termination date, this non-cause severance pay will be paid in a lump sum equal to (a) the salary received or earned and any cash bonus earned by Mr. Boor during the twelve months prior to the termination of his employment, multiplied by (b) 2.99. Mr. Boor will also be entitled to severance if he terminates his employment with the company for good reason within twelve months after a change of control. In addition to his salary through the termination date, this change of control severance pay will be paid in a lump sum equal to (a) the salary plus any bonus received or earned by Mr. Boor during the twelve months prior to the termination date, multiplied by (b) 2.99. If there is an excise tax due on either such severance payment, the severance will be increased so that the excise tax on the severance payment will paid as well as any income tax payable on such excise tax. The severance payments and accelerated vesting are subject to a cap of $2.75 million.
          Upon a change of control or a termination of Mr. Boor by the company without cause, all then-unvested stock options granted to Mr. Boor will be accelerated, so that the options become immediately exercisable and remain exercisable until 180 days thereafter or the expiration of the stock option, if shorter, and all then-unvested shares or units of restricted stock, restricted stock units or other stock based awards will vest immediately, however, with respect to such restricted stock, restricted stock units or other stock based compensation, the definition of change of control to be applied is the definition contained in the applicable employee benefit plan or award agreement.
          Mr. Fivel’s Agreement
          Originally effective in 1999, we have entered into a three-year “evergreen” employment agreement with Mr. Fivel, which is automatically renewable for successive one-year periods and provided for an annual base compensation in 2009 of $425,000 and such bonuses as our board of directors may from time to time determine. This contract was most recently amended in December 2008. If we provide Mr. Fivel with notice of non-renewal or that we desire to terminate the agreement without cause after January 1, 2010, there is a final three-year term commencing on the date of such notice. Otherwise, the employment agreement provides substantially the same terms as the employment agreements for Messrs. Laikin and Howell, except that if Mr. Fivel’s employment is terminated:
•	by him, without good reason, within 12 months after a change of control,

•	by him, for good reason, prior to and not as a result of a change of control, or

•	by us, other than for disability or cause, prior to and not as a result of a change of control, he will be entitled to receive (subject to a $1.25 million severance cap) the greater of (a) $825,000 and (b) three times the total compensation (including salary, bonus and the value of all perquisites) he received from us during the twelve months prior to the date of his termination. If after, or as a result of a change of control, Mr. Fivel’s employment is terminated either by him for good reason or by us other than for disability or cause, Mr. Fivel will be entitled to receive severance pay equal to six times the compensation (including, salary, bonus, and the value of all perquisites and the value of all stock options granted to him) received or earned by him from us during the twelve months prior to the date of termination subject to a severance cap of $2.25 million.
          In addition, the vesting of all options and restricted stock awards granted to Mr. Fivel will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date of his termination and (b) the expiration of the stock option, and all restricted stock awards immediately vest, when and if (i) a change of control occurs, (ii) we, in breach of the agreement, terminate his employment other than for disability or cause, or (iii) Mr. Fivel terminates his employment for good reason.

          Mr. Thomlinson’s Agreement
          In November 2008, we entered into a new five-year agreement with Mr. Thomlinson, which currently extends through December 31, 2013. As an employee under the new agreement, Mr. Thomlinson has an annual base compensation paid in Australian dollars of AUD 632,865 per annum (which, based on December 31, 2009 exchange rate of AUD 0.8944 to 1.00 United States dollars, is equivalent to USD $566,034). Mr. Thomlinson also is eligible for discretionary bonuses, performance bonuses and participation in the executive bonus plans. From January 1, 2009 through December 31, 2013, Mr. Thomlinson is not entitled to participate in existing or future benefits and plans that we institute, including health benefits. Mr. Thomlinson is entitled to 28 days of paid leave; we may require Mr. Thomlinson to take any accrued but untaken annual leave by giving him one month notice. Upon termination as a result of Mr. Thomlinson’s death or for cause, Mr. Thomlinson’s designee or his estate shall receive Mr. Thomlinson’s salary through the date of termination, including any statutory entitlements. If Mr. Thomlinson is terminated for disability, he will receive his salary until the date of such termination, plus one month. During the period of Mr. Thomlinson’s employment, or consultancy, as the case may be and thereafter, he may not divulge any trade secret, industrial process or any information concerning the business or finances of the company. Mr. Thomlinson is also prohibited, during the term of his employment or consultancy, as the case may be, and for one year thereafter, from competing with us, or taking an action that interferes with our business. After December 31, 2009, we or Mr. Thomlinson may terminate the agreement other than for disability or cause and convert Mr. Thomlinson’s status to that of an independent contractor upon 90 days prior written notice. We may convert Mr. Thomlinson’s status to independent contractor by providing a payment of 90 days remuneration in lieu of notice. If we terminate Mr. Thomlinson in such manner, and Mr. Thomlinson executes a normal release of claim, we shall pay Mr. Thomlinson USD $500,000, less taxes, and we shall engage Mr. Thomlinson as a consultant. If such notice is given, Mr. Thomlinson’s duties as a consultant will not exceed 20 hours per calendar month and the total compensation that Mr. Thomlinson shall receive as a consultant is $200,000 U.S. dollars per calendar year. If Mr. Thomlinson’s status is converted to that of consultant, the term of his engagement as consultant shall be the greater of the remaining years of the agreement or three years. We have the option to extend the term of consultancy for up to two additional years. Any, then existing, long-term incentive equity grants will continue to vest during the time in which Mr. Thomlinson serves as a consultant.
          Mr. Currie’s Agreement
          We have entered into a three-year employment contract with Mr. Currie, which is automatically renewable for a one-year period and provided for an annual base compensation in 2009 of $475,000 and such bonuses as our board of directors or the compensation committee of the board may from time to time determine. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Currie will not compete in a business competitive with our business during the term of the employment agreement and for a period of one year thereafter. The employment agreement also provides that if Mr. Currie’s employment is terminated by us in breach of this agreement, prior to and not as a result of a change of control, then Mr. Currie is entitled to a termination payment equal to the aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) he received for the 12-month period ending on the date of termination. If Mr. Currie is terminated other than for death, disability or cause, in breach of this agreement and upon a change of control, we shall pay Mr. Currie a lump sum severance amount on the tenth day following the date of termination, equal to three times the salary received or earned by Mr. Currie under the agreement during the twelve months prior to the termination date (subject to a severance cap of $1.0 million, provided that this maximum amount shall not include statutory entitlements). If Mr. Currie’s employment is terminated for heightened cause, defined in his agreement as being convicted of, or entering a guilty or no contest plea to (i) a crime constituting a felony under the U.S. laws of that is related to our business or Mr. Currie’s employment with us, or (ii) actual or attempted theft, fraud, embezzlement or willful misappropriation of funds against us, then Mr. Currie will forfeit the unvested balance of the 120,000 shares of our restricted stock awarded to him on February 23, 2006 as a material inducement to his employment. These shares vest as to one-eighth of the shares on each of the first eight anniversaries of the date of grant, and the unvested balance as of December 31, 2008 was 90,000 shares. These shares were registered on a registration statement on Form S-3 filed on November 19, 2007.
     On December 18, 2008, the Compensation and Human Resources Committee approved certain amendments to the employment agreements of Messrs. Laikin, Boor, Howell, Køehn Milland, and Fivel. The amendments conform those agreements to Section 409A of the Internal Revenue Code. Specifically, each employment agreement has been amended to specify that severance amounts payable by the company, which are not exempt from Section 409A, will be further deferred for six months following that executive’s separation from service with the company.
          Mr. Køehn Milland’s Separation Agreement
          In August 2009 we entered into a Separation and Consulting Agreement with Mr. Køehn Milland that provided that the we would pay Mr. Køehn Milland his current base salary for three years following the termination of his employment, together with additional payments, including reasonable housing, moving and storage expense reimbursement. Mr. Milland’s earned restricted stock units will continue to vest during the term of the Consulting Agreement. The Company has also agreed to grant Mr. Køehn Milland 39,816 additional shares of restricted stock that will vest in accordance with the terms of the Consulting Agreement. The agreements contain non-compete, non-solicitation and non-disclosure provisions in addition to those that survive from Mr. Køehn Milland’s employment agreement with the Company.
          Mr. Gupta’s Agreement
          In January 2010, we entered into an employment agreement with Mr. Gupta as President, Europe, Middle East and Africa. Mr. Gupta’s annual salary is $375,000 and his cash bonus potential is $187,500 (50% of his base salary). Mr. Gupta’s agreement also provides a one-time signing bonus of US$150,000 and specifies that Mr. Gupta will also be eligible to participate in our executive equity plan, at an initial participation rate of 125% of his salary (initially US$468,750). Mr. Gupta is entitled to an automobile allowance in the amount of €2,300 per month. The agreement has an initial two year term, and, following the initial term, is renewable automatically for successive one year periods unless, more than 30 days prior to the expiration of the initial term or any renewal term, either Mr. Gupta or the company give the other party written notice of non-renewal. If we terminate Mr. Gupta’s employment for cause or as a result of Mr. Gupta’s death or disability, then Mr. Gupta is entitled to receive his base salary through the date of his termination, death or disability, as applicable. If we terminate Mr. Gupta other than for cause, death or disability, then Mr. Gupta is entitled to reasonable relocation costs to repatriate Mr. Gupta and his family to the United States, as well as Mr. Gupta’s salary through the date of such termination. Additionally, the agreement gives Mr. Gupta the opportunity to execute a Separation Agreement and Release of Claims which shall include provisions for (i) a separation payment and (ii) the immediate vesting of all options and/or restricted stock units granted to Mr. Gupta. The separation payment shall be the lesser of (i) an amount equal to the cash compensation defined as base salary and bonus opportunity that would be paid to Mr. Gupta during the remaining term of the agreement (such amount shall not be less than one year’s base salary) or (ii) US$1,000,000. The agreement also contains non-competition and confidentiality provisions.

     Executive equity and bonus programs
          2004 Long-Term Incentive Plan
          The equity component of our executive compensation program is derived from our 2004 Plan, which is administered by the compensation committee. Currently our incentive plan enables the compensation committee to grant to our employees, including our named executive officers, the employees of our subsidiaries, our directors, our consultants and other persons who are expected to contribute to our success, the following types of equity awards under the plan:
•	non-qualified incentive stock options,

•	performance units;

•	restricted stock;

•	deferred stock;

•	other stock-based awards (which includes restricted stock units); and

•	cash based awards.
          Prior to 2005, all performance-based equity compensation for named executive officers was issued in the form of stock options. Beginning in 2005, we began issuing restricted stock units in combination with stock options and restricted stock awards as part of our equity program, primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under SFAS 123R. Since 2006, all of our performance-based equity compensation has been issued under our 2004 Plan in the form of restricted stock units.
          No participant may be granted awards under the plan relating to more than 2,025,000 shares of our common stock in the aggregate, in any year. The total number of shares reserved and available for distribution under the incentive plan was originally set at 4,050,000 shares and was increased by 2,173,953 at the 2008 annual meeting and by 7,000,000 at the 2009 annual meeting for a total of 13,223,953 shares reserved and available for grant under the Plan. As of December 31, 2009, a total of 4,353,754 of such shares had been granted or reserved and 8,870,199 were available for future award grants.
          In 2009 we sought and received shareholder approval to amend and restate our 2004 Plan to provide for (i) an increase in the number of common shares available for issuance under the 2004 Plan by 7,000,000, (ii) a “double trigger” change of control provision for all awards made after the approval of the amendments to the 2004 Plan and (iii) a prohibition against (x) reducing the exercise price of any stock options, (y) cancelling stock options that are not “in-the-money” and (z) re-granting or exchanging stock options for new stock options or other awards.

          2009 Executive Equity and Bonus Programs
          In February 2009, the compensation committee adopted our 2009 executive equity program and, as part of that program, granted performance-based restricted stock units under our 2004 Plan to each of our executive officers, including our chief executive officer. These grants were subject to forfeiture, in whole or in part if we did not achieve certain pre-established performance measures, including adjusted income from continuing operations (a non-GAAP measure), weighted at 50%, and four equally weighted strategic measures also weighted, in the aggregate, at 50%. In February 2010, our compensation committee determined that the predetermined financial measure relating to adjusted income from continuing operations was met and that each of the strategic performance measures under the 2009 executive equity plan were achieved or exceeded. As a result, one hundred percent (100%) of the grants made as part of the 2009 executive equity program were earned by our executive officers. These earned grants commenced vesting in three equal annual installments commencing in February 2010.
          The compensation committee did not establish a 2009 cash bonus program for our executive officers.

Outstanding equity awards at 2009 fiscal year-end
     The following table discloses, for each named executive officer, his unexercised options and unvested stock and equity incentive plan awards outstanding as of our fiscal year ended December 31, 2009:

	Option Awards					Stock Awards
									Equity incentive
									plan awards:
											Market or payout
	Number of securities							Market value of	Number of unearned		value of unearned
	underlying options (#)					Number of shares or		shares or units of	shares, units or		shares, units or
						units of stock that		stock that have not	other rights that		other rights that
			Un-	Option exercise	Option expira-tion	have not vested		vested	have not vested		have not vested
Name	Exercisable		Exercis-able	price	date	(#)		($)	(#)		($)
Robert J. Laikin	90,032	(1)	—	$6.78	02/18/10	522,631	(4)	$3,841,337	270,000	(10)	$1,984,500
J. Mark Howell	15,034	(2)	—	$6.78	02/18/10	237,076	(5)	$1,742,509	137,500	(10)	$1,010,625
Anthony W. Boor	9,000	(3)	—	$7.48	02/07/10	80,489	(6)	$591,594	112,500	(10)	$826,875
Steven E. Fivel	37,734	(1)	—	$6.78	02/18/10	119,765	(7)	$880,273	85,000	(10)	$624,750
R. Bruce Tomlinson	15,034	(2)	—	$6.78	02/18/10	110,452	(8)	$811,822	103,564	(10)	$761,195
John Alexander Du Plessis Currie	0		—	—	—	108,047	(9)	$794,145	95,000	(10)	$698,250
Michaél Køehn Milland	0		—	—	—	47,510	(11)	$349,199	0		0

(1)	Options were exercised on February 16, 2010.

(2)	Options were exercised on February 17, 2010.

(3)	Options expired on February 7, 2010.

(4)	Represents (i) 360,000 shares of restricted stock that vest in equal installments on the fifth and eighth anniversary of the grant date (April 7, 2005), (ii) 12,000 shares of restricted stock that vest in three equal annual installments beginning February 6, 2010, (iii) 31,066 restricted stock units that vested on February 9, 2010, (iv) 32,608 restricted stock units that vest in two equal installments beginning February 14, 2010 and (v) 86,957 restricted stock units that vest in two equal annual installments beginning February 14, 2012.

(5)	Represents (i) 180,000 shares of restricted stock that vest in equal installments on the fifth and eighth anniversary of the grant date (April 7, 2005), (ii) 20,000 restricted stock units that vested on February 9, 2010 (the third anniversary of the date of grant), (iii) 15,337 restricted stock units that vested on February 9, 2010 (iv) 15,942 restricted stock units that vest in two equal installments beginning with February 14, 2010 and (v) 5,797 restricted stock units that vest in two equal annual installments beginning February 14, 2010.

(6)	Represents (i) 11,649 restricted stock units that vested on February 9, 2010, (ii) 5,797 restricted stock units that vest in two equal annual installments beginning February 14, 2010, (iii) 13,043 restricted stock units that vest in two equal installments beginning February 14, 2010 and (iv) 50,000 restricted stock units that vest on February 14, 2012 (the fourth anniversary of the date of grant).

(7)	Represents (i) 90,000 shares of restricted stock that vest in equal installments on the fifth and eighth anniversary of the grant date (April 7, 2005), (ii) 11,649 restricted stock units that vested on February 9, 2010, (iii) 12,319 restricted stock units that vest in two equal installments beginning February 14, 2010and (iv) 5,797 restricted stock units that vest in two equal annual installments beginning February 14, 2010.

(8)	Represents (i) 67,500 restricted stock units that vest on June 2, 2013 (the eighth anniversary of the grant date), (ii) 6,000 restricted stock units that vest on February 6, 2011 (the fifth anniversary of the grant date), (iii) 15,067 restricted stock units that vested on February 9, 2010, (iv) 16,088 restricted stock units that vest in two equal installments beginning February 14, 2010 and (v) 5,797 restricted stock units that vest in two equal annual installments beginning February 14, 2010.

(9)	Represents (i) 75,000 shares of restricted stock that vest in five equal annual installments beginning February 23, 2010 and (ii) 13,482 restricted stock units that vested on February 9, 2010, (iii) 13,768 restricted stock units that vest in two equal installments beginning with February 14, 2010 and (iv) 5,797 restricted stock units that vest in two equal annual installments beginning February 14, 2010.

(10)	Represents restricted stock units subject to our 2009 executive equity program. The compensation committee determined these shares were earned in February 2010 and these shares vest in three equal annual installments beginning in February 2010.

(11)	Represents (i) 39,816 shares of restricted stock granted on July 31, 2009 pursuant to the terms of the Separation Agreement between the company and Mr. Køehn Milland and (ii) 7,694 restricted stock units that vest in two equal installments beginning February 14, 2010.

Option exercises and stock vested in 2009
          The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2009 on the exercise of stock options and the vesting of restricted stock or restricted stock units held by the named executive officers as of December 31, 2009:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	shares acquired	realized	shares acquired	realized
	on exercise	on exercise	on vesting	on vesting
Name	(#)	($)	(#)	($)
Robert J. Laikin	—	—	64,330	$315,431

J. Mark Howell	—	—	34,438	$167,023

Anthony W. Boor	—	—	40,903	$217,149

Steven E. Fivel	—	—	27,221	$131,605

R. Bruce Thomlinson	—	—	101,484	$589,215

John Alexander Du Plessis Currie	—	—	43,841	$186,828

Michaél Køehn Milland	—	—	3,847	$16,388

2009 pension benefits table
          The following table sets forth information concerning each plan that provides for payments of other benefits at, following, or in connection with retirement with respect to each of the named executive officers during the fiscal year ended December 31, 2009:

		Number of
		years
		credited	Present value of	Payments
		service(#)	accumulated	during last
Name	Plan name	(1)	benefit($) (2)	fiscal year
Robert J. Laikin	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	20.5	$1,400,861	None

J. Mark Howell	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	15.5	$545,812	None

Anthony W. Boor	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	11.4	$356,761	None

Steven E. Fivel	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	13	$472,752	None

R. Bruce Thomlinson	N/A	N/A	None	None

John Alexander Du Plessis Currie(3)	N/A	N/A	None	None

Michaél Køehn Milland	N/A	N/A	None	None

(1)	The SERP calculation does not include years of service, which are included for informational purposes only.

(2)	Figures represent present value of the benefit as calculated by Mercer Human Resources Consulting. Retirement is assumed to occur at the plan’s unreduced retirement age of 60 for Mr. Boor and 62 for Mr. Fivel, Mr. Howell, and Mr. Laikin and paid in the form of a temporary life annuity for not more than ten years. The present values for December 31, 2009 were determined using a discount rate of 5.5%.

(3)	While Mr. Currie did not receive benefits from a plan as set forth above, pursuant to the terms of the laws of the United Arab Emirates, Mr. Currie is entitled to an end of contract gratuity that is accrued over time with the total payment not to exceed two year’s wages.
          Our amended and restated SERP agreements with Messrs. Laikin, Howell and Fivel and our SERP agreement with Mr. Boor provide a supplemental retirement benefit for each of Messrs. Laikin, Howell, Fivel and Boor subject to a cap amount.

          Assuming annual salary increases of 3% per year, the anticipated payments pursuant to the SERP agreements would reach the cap amount and would be paid in approximately the following amounts: $496,000 per year to Mr. Laikin commencing at age 50; $344,000 per year to Mr. Howell commencing at age 53; $344,000 per year to Mr. Boor commencing at age 60 and $229,000 per year to Mr. Fivel commencing at age 55. Payment under the amended and restated SERP agreements is contingent upon termination of service.
          The SERP agreements we have entered into with each of Messrs. Laikin, Howell and Fivel do not provide an enhanced or reduced benefit based on the circumstances regarding termination, except that (a) if such person is fired for cause, he may not receive any payments under the SERP agreement until he has reached age 62 and (b) there is no survivor benefit in the event that termination results from the executive’s death. The SERP agreement we have entered into with Mr. Boor does not provide an enhanced or reduced benefit based on the circumstances regarding termination, except that (a) if he is terminated for cause he may not receive any payments under the SERP agreement and (b) there is no survivor benefit in the event that termination results from the executive’s death.
Potential payments upon termination or change of control
     General
          With respect to termination by us of a named executive officer’s employment for cause (at any time) or by the named executive officer of his employment without good reason (and not as a result of a change of control), the executive is only entitled to his accrued and unpaid salary and his unvested stock options, restricted stock units and shares of restricted stock are deemed forfeited at such time. The following table sets forth potential payments receivable by our named executive officers upon termination of their employment under the various circumstances listed and assumes for purposes of calculating amounts due that the executive was terminated as of December 31, 2009:

	Termination of executive’s employment by						Termination of executive’s
	executive:						employment by us:
	Within 12		Prior to				Prior to
	months after change of		change of		After change		change of
	control,		control,		of control,		control,		After change		For death
	without good		with good		with good		without		of control,		or
Benefit(1)	reason		reason		reason		cause		without cause		disability
Robert J. Laikin(2):
Severance(3)	$4,582,258	(4)	$4,582,258	(4)	$9,000,000	(5)	$4,582,258	(4)	$9,000,000	(5)	$1,350,000	(6)
Acceleration of long-term incentives	$3,721,503	(7)(8)	$2,734,200	(7)	$2,646,000	(7)(8)	$2,734,200	(7)	$2,646,000	(7)(8)	$2,398,503	(9)
Tax gross up	$—		$—		$—		$—		$—		$—

J. Mark Howell(2):
Severance(10)	$2,825,587	(4)	$2,825,587	(4)	$4,500,000	(5)	$2,825,585	(4)	$4,500,000	(5)	$825,000	(6)
Acceleration of long-term incentives	$1,742,511	(7)(8)	$1,323,000	(7)	$419,511	(7)(8)	$1,323,000	(7)	$1,323,000	(7)(8)	$1,081,011	(9)
Tax gross up	$—		$—		$—		$—		$—		$—

Anthony W. Boor:
Severance(10)	$1,345,500	(10)	$1,345,500	(10)	$1,345,500	(10)	$1,345,500	(10)	$1,345,500	(10)	$126,000	(11)
Acceleration of long-term incentives	$591,604	(7)(8)	$—		$591,604	(7)(8)	$591,604	(7)(8)	$591,604	(7)(8)	$591,604	(9)
Tax gross up	$—		$—		$—		$—		$—		$—

Steven E. Fivel(2):
Severance(3)	$1,250,000	(12)	$1,250,000	(12)	$2,250,000	(13)	$1,250,000	(12)	$2,250,000	(13)	$637,500	(6)
Acceleration of long-term incentives	$661,500	(7)(8)	$661,500	(7)	$661,500	(7)(8)	$661,500	(7)	$661,500	(7)(8)	$549,533	(9)
Tax gross up	$—		$—		$—		$—		$—		$—

R. Bruce Thomlinson:
Severance(3)	$566,034	(14)	$566,034	(14)	$566,034	(14)	$566,034	(14)	$1,181,319	(15)	$—
Acceleration of long-term incentives	$811,830	(8)(16)	$—		$811,830	(8)(16)	$—		$811,830	(8)(16)	$811,830	(9)
Tax gross up	$—		$—		$—		$—		$—		$—

John Alexander Du Plessis Currie:
Severance(3)	$890,250	(14)	$890,250	(14)	$890,250	(14)	$890,250	(14)	$1,408,175	(15)	$408,175	(17)
Acceleration of long-term incentives	$794,150	(8)(18)	$551,250	(18)	$794,150	(8)(18)	$551,250		$794,150	(8)(18)	$794,150	(8)(18)
Tax gross up	$—		$—		$—		$—		$—		$—

(1)	In addition to the payments outlined herein, Messrs. Laikin, Howell, Fivel and Boor are eligible for payments under supplemental executive retirement plans that will provide ten-year annuities commencing at the later of the executive’s date of termination or age 50 (Mr. Laikin), age 53 (Mr. Howell) or age 55 (Mr. Fivel) or age 60 (Mr. Boor). A full discussion of these supplemental executive retirement plans may be found above in the section entitled “Executive compensation–2009 pension benefits table.”

(2)	The aggregate amount of (a) any cash severance payment made to the executive and (b) the value of any stock options and restricted stock awards or restricted stock units of the executive that are accelerated as a result of the termination of the executive’s employment, may not exceed a designated severance cap of $9,000,000 for Mr. Laikin, $4,500,000 for Mr. Howell and either $1,250,000 or $2,250,000 for Mr. Fivel depending upon the circumstance leading to termination of his employment; provided, however, that the value ($2,646,000 in the case of Mr. Laikin, $1,323,000 in the case of Mr. Howell and $661,500 in the case of Mr. Fivel) attributable to the accelerated vesting of the shares of restricted stock granted to Messrs. Laikin, Howell and Fivel on April 7, 2005 is explicitly excluded from the severance caps applicable to such executives. For purposes of this table, we have assumed that, in situations where the executive’s severance cap would be exceeded, the executive has chosen to receive first the maximum amount of his cash severance payment permitted by such severance cap and then, to the extent the severance cap is not yet exceeded, the remainder in acceleration of long-term incentives.

(3)	Severance payments include value of life, health and long-term disability insurance premiums and matching 401(k) contributions made by us.

(4)	Entitled to a payment equal to the greater of (a) $2,250,000 in the case of Mr. Laikin and $1,650,000 in the case of Mr. Howell and (b) five times his total compensation earned during the prior 12 months (including bonus and the value of all perquisites), subject to his applicable severance cap.

(5)	Entitled to a payment equal to ten times his total compensation earned during the prior 12 months (including bonus, the value of all perquisites and value of all stock options granted during such period), subject to his applicable severance cap.

(6)	In the event that the executive is terminated due to his disability, he will receive 100% of his salary for one year and 50% of his salary for a second year. Does not include up to $12,000 per month that the executive might qualify for under our long-term disability plan.

(7)	Entitled to immediate vesting of all stock options (which may then be exercised for a period of up to 180 days) and immediate vesting of all shares of restricted stock, subject, in the case of Messrs. Laikin, Howell and Fivel, to the executive’s applicable severance cap.

(8)	Entitled to immediate vesting of all restricted stock units, subject, in the case of Messrs. Laikin, Howell and Fivel, to the executive’s applicable severance cap. Does not include the impact of unearned restricted stock units under the 2009 executive equity incentive plan.

(9)	Entitled to (a) immediate vesting of all shares of restricted stock that would otherwise have become vested on the next vesting day to occur after the executive’s death or disability, and (b) immediate vesting of all restricted stock units that have been earned as of the date of the executive’s death or disability.

(10)	Entitled to a lump sum payment equal to 2.99 times his salary (excluding any bonus or perquisites) earned or received during the prior 12 months.

(11)	In the event that the executive is terminated due to his disability, he will receive 60% of his salary for one year, which will be reduced by any payments received under our long-term disability plan.

(12)	Entitled to a payment equal to the greater of $825,000 and three times his total compensation earned during the prior 12 months (including bonus and the value of all perquisites), subject to his applicable severance cap.

(13)	Entitled to a payment equal to six times his total compensation earned during the prior 12 months (including bonus, the value of all perquisites and value of all stock options granted during such period), subject to his applicable severance cap.

(14)	Entitled to a lump sum payment equal to his aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) for the prior 12 months, and, in the case of Mr. Currie, to statutory payments under the laws of the United Arab Emirates, currently accrued at $408,175.

(15)	Entitled to a lump sum payment equal to three times the total salary earned by him during the prior 12 months, subject to a severance cap of AUD 1,320,795 (U.S. $1,181,319) at December 31, 2009 in the case of Mr. Thomlinson and $1,000,000 in the case of Mr. Currie. Mr. Currie is also entitled to statutory payments under the laws of the United Arab Emirates, currently accrued at $408,175, which is not subject to his severance cap.

(16)	Entitled to immediate vesting of stock options.

(17)	Entitled to statutory payments under the laws of the United Arab Emirates, currently accrued at $408,175.

(18)	Entitled to continued vesting of 75,000 shares of our common stock awarded to Mr. Currie on February 23, 2006 in accordance with the current vesting schedule (1/8 per year).
     Employment Agreements
          General
          Pursuant to their respective employment agreements, our named executive officers are entitled to payments upon a change of control and, in some cases, upon termination of their employment with us for other reasons, depending on the circumstances in which they leave their employment with us. Generally, the employment agreements with our named executive officers provide that upon a change of control, they are entitled to a lump sum payment equal to a multiple of their base salary (or their base compensation) if we terminate their employment in breach of their agreement other than for disability or cause. In addition, some of the agreements with our named executive officers provide for accelerated vesting of their stock options and/or restricted stock awards upon the termination of their employment under certain circumstances. A more detailed discussion of each of our employment agreements with our named executive officers, including, where applicable, details with respect to their severance formulas and severance caps and the definitions used in such agreements for terms such as “change of control,” “good reason” and “cause,” are set forth above in the section entitled “Employment agreements with named executive officers.”
          Severance Payments
          Each of Messrs. Laikin, Howell and Fivel is entitled to a lump sum severance payment equal to the greater of (a) a designated amount and (b) a multiple (five, in the case of Messrs. Laikin and Howell, and three, in the case of Mr. Fivel) of the aggregate salary, bonus and perquisites received by him during the prior 12 months, subject in each case to a designated severance cap, in the event that, prior to and not as a result of a change of control, his employment is terminated either by him with good reason or by us other than for disability or cause or in the event that he terminates his employment within 12 months after a change of control. In addition, each of them is entitled to a higher lump sum severance payment, an amount equal to ten, in the case of Messrs. Laikin and Howell, and six, in the case of Mr. Fivel, times the aggregate salary, bonus, value of any perquisites and value of any stock options received by him during the prior 12 months, subject to his severance cap, if his employment is terminated either by him with good reason or by us other than for disability or cause, in each case, after or as a result of a change of control.

          The employment agreements of each of Messrs. Laikin, Howell and Fivel provide that in the event that the aggregate severance payments or benefits provided to him under his employment agreement and under all plans, programs and arrangements of the employer, referred to as the severance total, is determined to constitute a “parachute payment” under the Internal Revenue Code of 1986, as amended, then the severance total will be increased by an amount, referred to as the increase, sufficient so that after he pays (a) any income taxes on the increase and (b) any excise tax on the sum of the severance total and the increase, he will have received an amount, net of such taxes, equal to the severance total. Pursuant to their employment agreements, none of Messrs. Laikin, Howell and Fivel will be required to repay to us any amount that is finally determined by the Internal Revenue Service to have been in excess of the amount permitted to be received without incurring such excise tax.
          Mr. Boor is entitled to a lump sum severance payment equal to 2.99 times the salary he received during the 12 months prior to the termination of his employment in the event that we, at any time, terminate his employment (other than for cause or disability) in breach of his employment agreement or he terminates his employment agreement either with good reason or within 12 months after a change of control. Mr. Boor’s employment agreement provides that in the event any excise tax is due with respect to severance payments made under his employment agreement then the severance payments will be increased so that the excise tax on such severance pay shall be paid, as well as any income tax payable on such excise tax.
          Mr. Currie is entitled to a lump sum severance payment equal to three times the salary he received during the 12 months prior to the termination of his employment, subject to a designated severance cap, if we terminate his employment (other than for death, disability or cause) in breach of his employment agreement following a change of control. Mr. Currie is entitled to a termination payment equal to the aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) he received for the 12-month period ending on the date of termination, if his employment is terminated, prior to and not as a result of a change of control, for any reason other than death, disability or cause. Additionally, in all cases, Mr. Currie is entitled to statutory severance payments under the law of the United Arab Emirates, and such amounts do not reduce the severance amounts under his employment agreement.
          Mr. Gupta is entitled to receive, other than for cause, death or disability, reasonable relocation costs to repatriate Mr. Gupta and his family to the United States, as well as Mr. Gupta’s salary through the date of such termination. Additionally, the agreement gives Mr. Gupta the opportunity to execute a Separation Agreement and Release of Claims which shall include provisions for (i) a separation payment and (ii) the immediate vesting of all options and/or restricted stock units granted to Mr. Gupta. The separation payment shall be the lesser of (i) an amount equal to the cash compensation defined as base salary and bonus opportunity that would be paid to Mr. Gupta during the remaining term of the agreement (such amount shall not be less than one year’s base salary) or (ii) US$1,000,000.
          In August 2009 we entered into a Separation Agreement and Consulting Agreement with Mr. Køehn Milland that provided that the we would pay Mr. Køehn Milland his current base salary for three years following the termination of his employment, together with additional payments, including reasonable housing, moving and storage expense reimbursement. Mr. Køehn Milland’s earned restricted stock units will continue to vest during the term of the Consulting Agreement. The Company has also agreed to grant Mr. Køehn Milland 39,816 additional shares of restricted stock that will vest in accordance with the terms of the Consulting Agreement.

          Post-termination obligations to us
          While employed by us and for a period of two years after his employment with us terminates, each of Messrs. Laikin, Howell, Køehn Milland, Fivel, Gupta and Boor has agreed not to engage in or have an interest in or offer any services to any business competitive with our principal business activities. Each of these executives has also agreed that for two years after his employment with us has terminated, he will not:
•	use, disseminate, or disclose any of our confidential information, or

•	interfere with or disrupt our business activities, including soliciting our customers or personnel.
Each has also agreed that at no time during the term of his respective employment agreement or thereafter will he disparage our commercial, business or financial reputation or misappropriate any of our trade secrets.
          Each of Messrs. Currie and Thomlinson has agreed that during the term of his employment and for a period of one year following the termination of his employment, he will not compete with us in any territory in which he performed services for us pursuant to his employment agreement, and he will not have any interest in, or render services to, any of our competitors. Each has also agreed that during such one year period, he will not interfere with or disrupt our business activities, including soliciting our customers or personnel.
OTHER INFORMATION RELATING TO OUR DIRECTORS AND
EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS
Voting security ownership of certain beneficial owners and management
          The following table sets forth certain information regarding the beneficial ownership of Brightpoint’s common stock as of the record date, based on information obtained from the persons named below, by:
•	each person known by us to own beneficially more than five percent of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
          Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock subject to options, warrants, restricted stock units or other convertible securities that are exercisable or convertible within 60 days of March 19, 2010 are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person. Shares of common stock subject to options, warrants, restricted stock units, or other convertible securities that are not exercisable or do not vest within 60 days of March 19, 2010 are not included in the table below as shares “beneficially owned”. Percentage of common stock beneficially owned is based on 70,112,982 shares of common stock outstanding as of March 19, 2010.

	Number of shares of
	common stock	% of common stock
Name and address of beneficial owner (1)	beneficially owned	beneficially owned
Bank of America Corporation (2)	13,716,110	19.6%
Chilton Investment Company (3)	5,057,980	7.2%
BlackRock, Inc. (4)	4,653,969	6.6%
Robert J. Laikin (5)	532,012	*
J. Mark Howell (6)	357,484	*
Anthony W. Boor (7)	16,081	*
Steven E. Fivel (8)	232,914	*
R. Bruce Thomlinson (9)	239,193	*
John Alexander du Plessis Currie (10)	185,822	*
Anurag Gupta (11)	41,563	*
Richard W. Roedel	99,737	*
Jerre L. Stead (12)	95,350	*
Eliza Hermann	31,554	*
Marisa E. Pratt	29,661	*
Kari-Pekka Wilska	16,555	*
Cynthia L. Lucchese	0	*
Gov. Thomas J. Ridge	0	*
All directors and executive officers as a group (14 persons) (13)	1,907,667	2.1%

*	Less than 1%

(1)	The address for each of such individuals, unless specified otherwise in a subsequent footnote, is in care of Brightpoint, Inc., 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278.

(2)	Based solely on a Schedule 13G filed with the SEC on January 28, 2010 by Bank of America Corporation. The address for Bank of America Corporation is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina, 28255.

(3)	Based solely on a Schedule 13G filed with the SEC on February 12, 2010 by Chilton Investment Company, LLC. The address for Chilton Investment Company, LLC is 1266 East Main Street, 7th Floor, Stamford, Connecticut, 06902.

(4)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Includes 368,000 shares of restricted stock awarded under our Amended and Restated 2004 Long-Term Stock Incentive Plan. Does not include 582,436 restricted stock units.

(6)	Includes 180,000 shares of restricted stock awarded under our Amended and Restated 2004 Long-Term Stock Incentive Plan. Does not include 259,574 restricted stock units.

(7)	Does not include 279,135 restricted stock units.

(8)	Includes 90,000 shares of restricted stock awarded under our Amended and Restated 2004 Long-Term Stock Incentive Plan. Does not include 160,476 restricted stock units.

(9)	Does not include 278,760 restricted stock units.

(10)	Includes 75,000 shares of restricted stock awarded to Mr. Currie under our 2004 Long-Term Stock Incentive Plan. Does not include 162,191 restricted stock units.

(11)	Does not include 120,205 restricted stock units.

(12)	Includes 54,974 shares owned of record by JMJS Group, LLP which are beneficially owned by Mr. Stead.

(13)	Does not include 1,925,514 Restricted Stock Units.
Voting arrangements with shareholders
     Subsequent to the company’s stock purchases from NC Holding, the company is no longer party to a voting arrangement with NC Holding with respect to the appointment and election of directors. The company is not party to any other voting arrangements.
Equity compensation plans in effect at December 31, 2009
     The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009:

Number of
securities
	Number of		remaining available
	securities to be		for issuance under
	issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans, excluding
	outstanding options	outstanding options	securities
	and rights	and rights	reflected in column (a)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders: (Amended and Restated 2004 Long-Term Incentive Plan) (1)	270,749	$7.92	12,956,758

Equity compensation plans not approved by shareholders: (1996 Stock Option Plan) (2)	78,300	$7.48	—

Total	349,049	$7.82	12,956,758

(1)	There are 13,223,953 shares available for issuance under the Amended and Restated 2004 Long-Term Incentive Plan including 8,870,199 shares available for grant and 4,353,754 previously granted restricted stock units granted as “other stock based awards” under that Plan that remain unissued. Under the Amended and Restated 2004 Long-Term Incentive Plan, we may grant stock options, performance units, restricted shares, deferred stock and other stock-based awards.

(2)	Represents the aggregate number of shares of common stock issuable upon exercise of arrangements with option holders granted under our 1996 Stock Option Plan. These options expired on February 7, 2010. There are no remaining shares available for issuance under our 1996 Stock Option Plan.

Compensation committee interlocks and insider participation
          During the fiscal year ended December 31, 2009, our board of directors, which includes Mr. Laikin, neither modified nor rejected any recommendations of the compensation committee. Also during the fiscal year ended December 31, 2009, none of our executive officers served on the board of directors or the compensation committee of any other company any of whose executive officers serve on either our board or our compensation committee.
Transactions with related persons
          We utilize the services of a third party for the purchase of corporate gifts, promotional items and standard personalized stationery. Mrs. Judy Laikin, the mother of Robert J. Laikin, our chief executive officer, was the owner of this third party until June 1, 2000 and is currently an independent consultant to this third party. We purchased approximately $82,000 and $176,000 of services and products from this third party during 2009 and 2008, respectively. These purchases were subject to review and authorization by the Audit Committee; and we believe that these purchases were made on terms no less favorable to us than we could have obtained from an unrelated party.
          During the fiscal years ended December 31, 2009 and 2008, we paid to an insurance brokerage firm, for which the father of Robert J. Laikin acts as an independent insurance broker, $192,000 and $205,000, respectively, in service fees. In addition, we pay certain insurance premiums to the insurance brokerage firm, which premiums were forwarded to our insurance carriers. These purchases were subject to review and authorization by the Audit Committee; and we believe these services were purchased on terms no less favorable to us than we could have obtained from an unrelated party.
          Our articles of incorporation and by-laws provide that we indemnify our officers and directors to the extent permitted by law. In connection therewith, we entered into indemnification agreements with our executive officers and directors. In accordance with the terms of these agreements we have reimbursed certain of our former executive officers and intend to reimburse our officers and directors for their legal fees and expenses incurred in connection with litigation and regulatory matters, if any. We did not make any such reimbursement payments during 2009.
          Since March 27, 2006, the brother-in-law of Mr. Boor has been employed by Brightpoint’s Americas operations and was recently promoted to the role of Senior Vice President Supply Chain for our Americas operations. During 2009, the brother-in-law of Mr. Boor received total compensation and benefits of $183,038; this compensation was approved by the Audit Committee.
Review, approval or ratification of transactions with related persons
          Pursuant to our Code of Business Conduct, all of our officers and directors who have family members or friends that are seeking to supply goods or services to Brightpoint are required to notify our general counsel, who will review the proposed transaction and notify the Audit Committee of our board of directors for review and action as he sees fit, including, if necessary, approval by our board of the proposed transaction.
Section 16(a) beneficial ownership reporting compliance
          Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to our most recent fiscal year, we believe that all required reports were filed on a timely basis.

REPORT OF AUDIT COMMITTEE
          The responsibilities of the Audit Committee are to assist the board of directors in fulfilling the board’s oversight responsibilities with respect to (i) the integrity of the company’s financial statements; (ii) the system of internal control over financial reporting; (iii) the performance, qualifications and independence of the company’s independent registered public accounting firm; (iv) the company’s internal audit function and (v) compliance with the company’s ethics policies and applicable legal and regulatory requirements. The committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm, internal auditors and members of our management.
          Throughout the year the Audit Committee monitors matters related to the independence of Ernst & Young LLP, our independent registered public accounting firm. As part of its monitoring activities, the committee obtained a letter from Ernst & Young, containing a description of all relationships between us and Ernst & Young. After reviewing the letter and discussing it with management, the Audit Committee discussed with Ernst & Young its overall relationship with us and any of those relationships described in the letter that could impact Ernst & Young’s objectivity and independence. Based on its continued monitoring activities and year-end review, the committee has satisfied itself as to Ernst & Young’s independence. Ernst & Young also has confirmed in its letter that, in its professional judgment, it is independent of Brightpoint within the meaning of the Federal securities laws and within the requirements of Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence.”
          The Audit Committee also discussed with members of our management, our internal auditors and our independent registered public accounting firm, the quality and adequacy of our internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The committee reviewed with both our independent registered public accounting firm and our internal auditors their audit plans, audit scope, and identification of audit risks.
          The audit committee discussed and reviewed with the independent registered public accounting firm all matters required by auditing standards generally accepted in the United States, including those described in SAS 114, “The Auditor’s Communication with Those Charged with Governance”, as adopted by the Public Company Accounting Oversight Board. With and without management present, the committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The committee also discussed the results of the internal audit examinations.
          The committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2009 with our management and Ernst & Young. Management has the responsibility for the preparation and integrity of our financial statements and Ernst & Young, as our independent registered public accounting firm, has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and Ernst & Young, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission. The committee also reappointed Ernst & Young as our independent registered public accounting firm subject to shareholder ratification of such appointment.
AUDIT COMMITTEE

Richard W. Roedel, Chair,
Cynthia L. Lucchese, and
Marisa E. Pratt

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
          We have engaged Ernst & Young LLP as our independent registered public accounting firm since October 1994. In connection with the audit of our 2009 financial statements, we entered into an engagement agreement with Ernst & Young that set forth the terms by which Ernst & Young will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. Ernst & Young reported on our financial statements for the fiscal year ended December 31, 2009 and the Audit Committee of our board of directors has appointed Ernst & Young to audit and report on our financial statements for the year ending December 31, 2010.
          Although shareholder approval of the appointment of Ernst & Young is not required by law, our board of directors believes that it is advisable to give shareholders an opportunity to ratify this appointment. In view of the difficulty and expense involved in changing auditors on short notice, however, should the shareholders not ratify the selection of Ernst & Young, it is contemplated that the appointment of Ernst & Young for the fiscal year ending December 31, 2010 will be permitted to stand unless the board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the board select other auditors for the following year. Furthermore, although the appointment of Ernst & Young is being submitted for shareholder ratification, the audit committee reserves the right, even after ratification by shareholders, to change the appointment of Ernst & Young as auditors, at any time during the 2010 fiscal year, if it deems such change to be in our best interests.
          Representatives of Ernst & Young are expected to be present at our annual meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT FEES AND RELATED MATTERS
Audit fees
          The aggregate fees for professional services rendered by Ernst & Young for the audit of our annual financial statements for the years ended December 31, 2009 and 2008, the review of the financial statements included in our quarterly reports on Form 10-Q for 2009 and 2008, audit of internal control over financial reporting and statutory audits of foreign subsidiaries totaled $2,977,496 and $2,835,900, respectively.
Audit-related fees
          The aggregate fees for assurance and related services by Ernst & Young that are related to the performance of the audit or review of our financial statements, for the years ended December 31, 2009 and 2008, and that are not disclosed in the paragraph captioned “Audit Fees” above, were $17,050 and $16,250, respectively. The services performed by Ernst & Young in connection with these fees consisted of employee benefit plan audits.
Tax fees
          The aggregate fees for professional services rendered by Ernst & Young for tax compliance, for the years ended December 31, 2009 and 2008, were $346,560 and $729,244, respectively. The aggregate fees billed by Ernst & Young for professional services rendered for tax advice and tax planning, for the years ended December 31, 2009 and 2008, were $559,009 and $730,102, respectively. The services performed by Ernst & Young in connection with these advisory and planning fees consisted primarily of tax audits and consultation regarding various tax planning issues.
All other fees
          There were no fees for products and services by Ernst & Young, other than the services described in the paragraphs captioned “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” above for the years ended December 31, 2009 and 2008.
          The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit and permissible non-audit services provided by Ernst &Young in 2009. The audit committee’s pre-approval policy is as follows: consistent with the audit committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the audit committee. All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the audit committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The chief financial officer will determine whether such services are included within the list of services that have received the general pre-approval of the audit committee. The audit committee will be informed on a timely basis of any such services rendered by the independent auditor. Request or applications to provide services that require specific approval by the Audit Committee will be submitted to the audit committee by both the independent auditor and the chief financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee has designated our vice president of internal audit to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The vice president of internal audit will report to the audit committee on a periodic basis on the results of his monitoring. The vice president of internal audit and management will immediately report to the chairman of the audit committee any breach of this policy that comes to the attention of the vice president of internal audit or any member of management. The audit committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services. Pursuant to these procedures the audit committee approved the foregoing audit and permissible non-audit services provided by Ernst & Young in 2009.
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
          Brightpoint currently anticipates holding its annual meeting of shareholders for its fiscal year ending December 31, 2010 in May 2011. Shareholders who wish to present proposals appropriate for consideration at our annual meeting of shareholders for our fiscal year ending December 31, 2010 to be held in the year 2011 must submit the proposal in proper form to our corporate secretary at Brightpoint’s address set forth below (or such other address as then constitutes our executive offices) not later than December 2, 2010 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Such proposals must be presented in a manner consistent with our by-laws and applicable laws. Any such proposals, as well as any questions related thereto, should be directed to our corporate secretary, c/o Brightpoint Inc. at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278. Under our corporate governance principles nominees for directors should be sent directly to our lead independent director at:board.directors@brightpoint.com board.directors@brightpoint.com
          If a shareholder submits a proposal after the December 2, 2010 deadline but still wishes to present the proposal at our annual meeting of shareholders (but not in our proxy statement) for the fiscal year ending December 31, 2010, the proposal, which must be presented in a manner consistent with our by-laws and applicable law, must be submitted to our corporate secretary in proper form at the address set forth above not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure was made.
          Brightpoint did not receive notice of any proposed matter to be submitted by shareholders for a vote at this annual meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our board of directors and received in respect of this annual meeting will be voted in the discretion of our management on such other matter which may properly come before the annual meeting.
WHERE YOU CAN FIND MORE INFORMATION
          Our 2009 annual report to shareholders is being made available to shareholders via the Internet. If you would like to receive printed copy of our proxy statement and annual report, you should follow the instructions for requesting such information in the notice you receive.
          Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 will be provided upon written request to Brightpoint Inc. at 7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278, Attention: Investor Relations. The Form 10-K also is available on our website at www.brightpoint.com www.brightpoint.com.
          We also file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. Copies of our reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:
Room 1580
100 F Street, N.E.
Washington, D.C. 20549

          Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding Brightpoint. The address of the Securities and Exchange Commission website is http://www.sec.gov.
          You should rely only on the information contained in this proxy statement to vote on the proposals set forth herein. Brightpoint has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 31, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than March 31, 2010, and neither the availability of this proxy statement via the Internet nor the mailing of this proxy statement to shareholders shall create any implication to the contrary.
OTHER INFORMATION
          Our board of directors is aware of no other matters, except for those incident to the conduct of the annual meeting, that are to be presented to shareholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.
By order of the Board of Directors,

Steven E. Fivel
Executive Vice President, General Counsel and Secretary
March 31, 2010

02 0000000000

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Eliza Hermann 02 Robert J. Laikin 03 Cynthia L. Lucchese

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

JOB #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

Brightpoint, Inc. 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278
The undersigned hereby appoints STEVEN E. FIVEL and ANTHONY W. BOOR, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Brightpoint, Inc. (the “Company”) on Tuesday, May 11, 2010, at 9:00 a.m. (local time), at the Company’s Corporate headquarters located at 7635 Interactive Way Suite 200, Indianapolis, Indiana 46278 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the matters listed on the reverse side of this card.
Continued and to be signed on reverse side